                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    CITICORP
                (Name of Registrant as Specified in Its Charter)

                                    CITICORP
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                           CITICORP PROXY STATEMENT


                                NOTICE OF 1994
                              ANNUAL MEETING OF
                                STOCKHOLDERS &
                               PROXY STATEMENT



                              (PICTURE OF GLOBE)



                           SPACE IN OUR AUDITORIUM
                                 IS LIMITED.

                        Registered stockholders may be
                          asked for identification.
                        If you are a beneficial owner
                          of Citicorp stock held by
                        a bank, broker, or investment
                           plan ("in street name"),
                       you will need proof of ownership
                        to be admitted to the meeting.
                       A recent brokerage statement or
                           a letter from the broker
                        or bank are examples of proof
                                of ownership.                    (LOGO)

                                                                          (LOGO)
- --------------------------------------------------------------------------------

Citicorp                             JOHN S. REED
399 Park Avenue                      Chairman
New York, New York 10043

March 7, 1994

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Citicorp.

It will be held on Tuesday, April 19, 1994, at 9:00 A.M. (New York City time) in the auditorium at Citicorp headquarters at 399 Park Avenue in New York City.

We urge you to attend, if at all possible. We in Citicorp's management consider the Annual Meeting an excellent opportunity for us to discuss your corporation's progress with you in person. If you cannot attend, please be sure to vote your preferences on the enclosed proxy card and return it promptly.

Whether in person or by proxy, it is important that your shares be voted. The participation of the owners of the business in its affairs is an essential ingredient of Citicorp's vitality.

Sincerely,

/s/ John S. Reed

                                                                          (LOGO)
- --------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:    Tuesday, April 19, 1994
Time:    9:00 A.M. (New York City time)
Place:   399 Park Avenue
         New York, New York 10043
         (53rd Street and Park Avenue)

At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

- -TO ELECT SIXTEEN DIRECTORS TO HOLD OFFICE UNTIL THE 1995 ANNUAL MEETING AND UNTIL THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS;

- -TO APPROVE AN AMENDED AND RESTATED STOCK PURCHASE PLAN;

- -TO APPROVE THE 1994 ANNUAL INCENTIVE PLAN;

- -TO RATIFY THE SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS;

- -TO ACT UPON CERTAIN STOCKHOLDER PROPOSALS; AND

- -TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

It is important that your shares be voted. Please complete the proxy card and return it promptly in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Voting is by secret ballot. Stockholders of record at the close of business (5:00 P.M., New York City time) on February 18, 1994 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the office of the Assistant Secretary of Citicorp at 399 Park Avenue, New York, New York 10043, and will also be available for inspection at the meeting itself.

By order of the Board of Directors,


/s/ Charles E. Long

Charles E. Long
Executive Vice President and Secretary

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citicorp (the "Board"). These proxies will be voted at the Annual Meeting of Stockholders of Citicorp on Tuesday, April 19, 1994. Stockholders of record at the close of business (5:00 P.M., New York City time) on February 18, 1994 are entitled to one vote for each share held. On that date there were 388,732,526 shares of Citicorp common stock outstanding and eligible to vote. This Proxy Statement and Form of Proxy are first being sent to stockholders on March 7, 1994.

I.  ELECTION OF DIRECTORS

     Sixteen nominees have been proposed by the Committee on Directors and approved by the Board for election as directors of Citicorp. The affirmative vote of a plurality of the votes cast at the Annual Meeting by stockholders entitled to vote thereon is required for the election of each nominee as a director of Citicorp.

     The following information with respect to each nominee is set forth below: name, age, the number of shares of Citicorp common stock beneficially owned by the nominee as of January 31, 1994, the year in which the nominee became a director of Citicorp, principal occupation, business experience, the standing committees of the Board of which the nominee is a member, the names of other companies of which the nominee is a director and certain other of the nominee's activities.

                              CHAIRMAN AND CHIEF EXECUTIVE OFFICER
- -------------------           PEPSICO, INC.
                              - Joined PepsiCo, Inc.--1967
(PHOTO)                       - President and Chief Operating Officer, Frito-Lay,
                                Inc.--1976
                              - Chairman of the Board and Chief Executive Officer,
- -------------------             Frito-Lay, Inc.--1978
D. WAYNE CALLOWAY
58                            - Director of PepsiCo, Inc.--1983
3,315 shares
1988                          - Executive Vice President and Chief Financial Officer,
                                PepsiCo, Inc.--1983
                              - President and Chief Operating Officer--1985
                              - Chairman and Chief Executive Officer--1986
                              - Committees: Audit and Subsidiaries and Capital
                              - Other Directorships: Citibank, Exxon Corporation and
                                General Electric Company
                              - Other Activities: The Business Council, The Business
                                Council of New York State, The Business Roundtable and
                                Grocery Manufacturers of America

                              FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER
- -------------------           EASTMAN KODAK COMPANY
                              - Joined Eastman Kodak Company--1950
(PHOTO)                       - Director--1974 to 1993
                              - President--1977
- -------------------           - Chairman and Chief Executive Officer--1983 to 1990
COLBY H. CHANDLER
68                            - Committees: Directors, Subsidiaries and Capital and
17,315 shares                   Citibank Consulting
1984                          - Other Directorships: Digital Equipment Corporation,
                                Ford Motor Company and J.C. Penney Company, Inc.
                              - Other Activities: The Business Council and The
                                Business-Higher Education Forum



                              VICE CHAIRMAN
- -------------------           CITICORP AND CITIBANK, N.A.
                              - Joined Citibank--1974
(PHOTO)                       - Group Executive, U.S. Card Products Group, Individual
                                Bank--1985
                              - Group Executive, Consumer Services Group
- -------------------             International, Individual Bank--1987 to 1990
PEI-YUAN CHIA
55                            - Sector Executive, Global Consumer--1990
442,138 shares(1)
1993                          - Senior Executive Vice President--1992
                              - Vice Chairman--1994
                              - Committees: Executive (ex-officio)
                              - Other Directorships: Citibank

                              (1) Includes 313,118 shares which Mr. Chia has the right
                                  to acquire within 60 days pursuant to stock option
                                  awards.



                              VICE CHAIRMAN
- -------------------           CITICORP AND CITIBANK, N.A.
                              - Joined Citibank--1961
(PHOTO)                       - Head, Investment Bank--1982
                              - Senior Corporate Officer for North America/Chief
                                Planning Officer--1985
- -------------------
PAUL J. COLLINS               - Vice Chairman, Senior Corporate Officer for Europe and
57                              the Middle East--1988
583,341 shares(2)
1985                          - Vice Chairman, Finance and Administration--1991
                              - Committees: Executive (ex-officio) and Subsidiaries
                                and Capital (Chairman)
                              - Other Directorships: Citibank and Kimberly-Clark
                                Corporation

                              (2) Includes 406,387 shares which Mr. Collins has the
                                  right to acquire within 60 days pursuant to stock option
                                  awards.

                              CHAIRMAN AND CHIEF EXECUTIVE OFFICER
- -------------------           CHEVRON CORPORATION
                              - Joined Chevron Corporation--1960
(PHOTO)                       - Assistant to the President--1969
                              - Vice President--1972
- -------------------           - President and Chief Executive Officer of Chevron, USA
KENNETH T. DERR                 Inc.--1979 to 1984
57
8,315 shares                  - Director, Chevron Corporation--1981
1987                          - Vice Chairman--1985
                              - Chairman and Chief Executive Officer--1989
                              - Committees: Audit, Personnel and Citibank Consulting
                              - Other Directorships: Potlatch Corporation
                              - Other Activities: American Petroleum Institute
                                (Director), The Business Council, The Business
                                Roundtable, The California Business Roundtable and
                                President's Council on Sustainable Development



                              DIRECTOR AND SENIOR COUNSELOR
- -------------------           BECHTEL GROUP, INC.
                              - Chairman of the Board and Chief Executive Officer of
(PHOTO)                         the Standard Oil Company of California--1974 to 1981
                              - Joined Bechtel Group, Inc.--1981
                              - Committees: Audit, Directors, Executive, Personnel and
- -------------------             Subsidiaries and Capital
H.J. HAYNES
68                            - Other Directorships: Citibank, The Boeing Company,
21,315 shares                   Fremont Group, Inc., Hewlett-Packard Company, PACCAR
1972(3)                         Inc and Saudi Arabian Oil Company
                              - Other Activities: The Business Council

                              (3) Mr. Haynes served as a director from 1972 until 1982
                                  and was reelected in 1984.



                              CHAIRMAN
- -------------------           CITICORP AND CITIBANK, N.A.
                              - Joined Citibank--1965
(PHOTO)                       - Head, Individual Bank--1975 to 1985
                              - Vice Chairman--1982
- -------------------           - Chairman and Chief Executive Officer--1984
JOHN S. REED
55                            - Committees: Directors (Chairman) and Executive
1,092,861 shares(4)             (ex-officio)
1982
                              - Other Directorships: Citibank, Monsanto Company and
                                Philip Morris Companies Inc.
                              - Other Activities: The Business Council and The
                                Business Roundtable

                              (4) Includes 645,407 shares which Mr. Reed has the right
                                  to acquire within 60 days pursuant to stock option
                                  awards.

                              VICE CHAIRMAN
- -------------------           CITICORP AND CITIBANK, N.A.
                              - Joined Citibank--1957
(PHOTO)                       - Senior Corporate Officer responsible for the
                                Caribbean, Central and South America and Sub-Sahara
                                Africa--1969
- -------------------           - Chairman, Citicorp and Citibank Restructuring
WILLIAM R. RHODES               Committee--1984
58
353,538 shares(5)             - Group Executive--1986
1991                          - Senior Executive, International--1990
                              - Vice Chairman--1991
                              - Committees: Executive (ex-officio)
                              - Other Directorships: Citibank and Private Export
                                Funding Corporation (PEFCO)
                              - Other Activities: Council of the Americas, Council on
                                Foreign Relations, The Institute for International
                                Finance, New York Hospital and The Metropolitan Museum
                                of Art

                              (5) Includes 278,904 shares which Mr. Rhodes has the
                                  right to acquire within 60 days pursuant to stock option
                                  awards.



                              CO-CHAIR
- -------------------           THE ATLANTIC COUNCIL OF THE UNITED STATES
                              - U.S. Department of State: Ambassador to Finland--1977
                                to 1980; Counselor--1980 to 1981; Special Assistant to
(PHOTO)                         Secretary: Negotiations--1981 to 1982; Ambassador to
                                German Democratic Republic--1982 to 1985; Assistant
                                Secretary of State--1985 to 1989
- -------------------           - President, The Atlantic Council of the United
ROZANNE L. RIDGWAY              States--1989
58
1,426 shares                  - Co-Chair--1993
1990
                              - Committees: Audit, Public Issues and Subsidiaries and
                                Capital
                              - Other Directorships: Citibank, Bell Atlantic
                                Corporation, The Boeing Company, Minnesota Mining and
                                Manufacturing Company, RJR Nabisco, Inc., Sara Lee
                                Corp. and Union Carbide Corporation
                              - Other Activities: The CNA Corporation (Trustee),
                                National Geographic Society (Trustee) and The New
                                Prospective Fund (Member, International Advisory
                                Board)

                              VICE CHAIRMAN
- -------------------           CITICORP AND CITIBANK, N.A.
                              - Executive Director of the International Monetary
(PHOTO)                         Fund--1977 to 1981
                              - Member of the Board of Managing Directors of
                                Amsterdam-Rotterdam Bank--1981 to 1982
- -------------------           - Minister of Finance of the Kingdom of the
H. ONNO RUDING                  Netherlands--1982 to 1989
54
297,600 shares(6)             - Chairman of the Netherlands Christian Federation of
1990                            Employers--1990 to 1992
                              - Joined Citibank management--1992
                              - Vice Chairman--1992
                              - Committees: Executive (ex-officio) and Citibank
                                Consulting
                              - Other Directorships: Amsterdamsch Trustees Kantoor
                                B.V. (Supervisory Director), Pechiney Nederland, N.V.
                                (Supervisor Director) and Unilever N.V. and PLC
                                (Advisory Director)

                              (6) Includes 297,500 shares which Mr. Ruding has the
                                  right to acquire within 60 days pursuant to stock option
                                  awards.



                              CHAIRMAN AND CHIEF EXECUTIVE OFFICER
- -------------------           THE BOEING COMPANY
                              - Joined The Boeing Company--1958
(PHOTO)                       - Assistant Secretary of the U.S. Air Force--1973 to
                                1976
                              - Assistant Secretary of Defense--1976 to 1977
- -------------------
FRANK A. SHRONTZ              - Rejoined The Boeing Company--1977
62
8,784 shares                  - President and Director--1985
1986
                              - Chief Executive Officer--1986
                              - Chairman--1988
                              - Committees: Directors, Executive, Personnel (Chairman)
                                and Public Issues
                              - Other Directorships: Citibank, Boise Cascade
                                Corporation and Minnesota Mining and Manufacturing
                                Company
                              - Other Activities: The Business Council and The
                                Business Roundtable



                              VICE CHAIRMAN, BRAZILIAN INSTITUTE OF ECONOMICS
- -------------------           THE GETULIO VARGAS FOUNDATION
                              - Director, Post Graduate School of Economics,
(PHOTO)                         The Getulio Vargas Foundation--1965 to 1974
                              - President, Fundacao Movimento Brasileiro de
                                Alfabetizacao--1970 to 1974
- -------------------           - Finance Minister of Brazil--1974 to 1978
MARIO H. SIMONSEN
59                            - Minister of Planning of Brazil--1979
13,065 shares
1979                          - Vice Chairman, Brazilian Institute of Economics--1979
                              - Committees: Audit, Subsidiaries and Capital and
                                Citibank Consulting
                              - Other Directorships: Institute for International
                                Economics

                              FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER
- -------------------           GENERAL MOTORS CORPORATION
                              - Joined General Motors Corporation--1949
(PHOTO)                       - Director--1974 to 1993
                              - Chairman and Chief Executive Officer--1981 to 1990
- -------------------           - Committees: Audit, Executive, Public Issues and
ROGER B. SMITH                  Citibank Consulting
68
2,315 shares(7)               - Other Directorships: International Paper Company,
1987                            Johnson & Johnson and PepsiCo, Inc.
                              - Other Activities: The Business Council

                              (7) Mr. Smith also owns 34,000 depositary shares
                                  representing shares of Citicorp's Conversion Preferred
                                  Stock, Series 15, representing less than 1% of the
                                  outstanding securities of such series.



                              SENIOR EXECUTIVE VICE PRESIDENT
- -------------------           CITICORP AND CITIBANK, N.A.
                              - Vice President, Finance, Hyatt Corporation--1981
(PHOTO)                       - Vice President and Controller, Chrysler
                                Corporation--1981 to 1989
                              - Executive Vice President and Chief Financial Officer,
- -------------------             Honeywell Inc.--1989 to 1993
CHRISTOPHER J. STEFFEN
52                            - Senior Vice President and Chief Financial Officer,
170,000 shares(8)               Eastman Kodak Company--1993
1993
                              - Joined Citibank--1993
                              - Senior Executive Vice President--1993
                              - Other Directorships: Citibank

                              (8) Includes 150,000 shares which Mr. Steffen has the
                                  right to acquire within 60 days pursuant to stock option
                                  awards.



                              PRESIDENT
- -------------------           THE FORD FOUNDATION
                              - President, Bedford-Stuyvesant Restoration
(PHOTO)                         Corporation--1967 to 1977
                              - Private practice of law--1978 to 1979
                              - President, The Ford Foundation--1979
- -------------------
FRANKLIN A. THOMAS            - Committees: Executive, Personnel, Public Issues
59                              (Chairman) and Subsidiaries and Capital
12,941 shares
1970                          - Other Directorships: Citibank, Aluminum Company of
                                America, American Telephone & Telegraph Company, CBS
                                Inc. and Cummins Engine Company, Inc.

                              CHAIRMAN AND CHIEF EXECUTIVE OFFICER
- -------------------           E.I. DU PONT DE NEMOURS & COMPANY
                              - Joined E.I. du Pont de Nemours & Company--1957
(PHOTO)                       - Executive Vice President and Director--1983
                              - Vice Chairman--1985
- -------------------           - President and Chief Operating Officer--1987
EDGAR S. WOOLARD, JR.
59                            - Chairman and Chief Executive Officer--1989
23,115 shares
1987                          - Committees: Personnel, Subsidiaries and Capital and
                                Citibank Consulting
                              - Other Directorships: International Business Machines
                                Corporation and The Seagram Company Ltd.
                              - Other Activities: The Business Council and The
                                Business Roundtable

- --------------------------------------------------------------------------------

SHARE OWNERSHIP OF MANAGEMENT

     Shares owned by Messrs. Chia, Collins, Reed, Rhodes, Ruding and Steffen, including those acquired through the staff compensation plans of Citicorp and Citibank, are described separately in this Proxy Statement.

     As of January 31, 1994, the current directors and executive officers of Citicorp as a group beneficially owned approximately 7,778,528 shares of
Citicorp common stock, representing approximately 1.98% of Citicorp's outstanding shares. In addition to the nominees for election as directors at the Annual Meeting, the current directors include Lawrence E. Fouraker and Donald V. Seibert, who are retiring. As of January 31, 1994, Dr. Fouraker owned 15,115 shares of Citicorp common stock and Mr. Seibert owned 2,315 shares. No single executive officer or director beneficially owns more than 0.28% of Citicorp's outstanding stock, and all directors as a group beneficially own less than 0.79% of Citicorp's outstanding stock.
- --------------------------------------------------------------------------------

CERTAIN OTHER SHARE OWNERS

     FMR Corp. ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109, is the only person known by Citicorp to own beneficially more than 5% of any class of Citicorp's voting securities. FMR's Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), dated February 11, 1994, as filed with the Securities and Exchange Commission (the "SEC"), indicates that, as of December 31, 1993, FMR beneficially owned 32,302,178 shares of Citicorp common stock, representing approximately 8.11% of Citicorp's outstanding common stock, of which 28,734,623 shares, representing approximately 7.22% of Citicorp's outstanding common stock, were beneficially owned by FMR's wholly-owned subsidiary, Fidelity Management & Research Company. FMR held sole dispositive power with respect to all of such shares, sole voting power with respect to 2,609,027 of such shares, and no voting power with respect to the balance of such shares. The number of shares beneficially owned by FMR at December 31, 1993 included shares of common stock resulting from the assumed conversion of shares of convertible preferred stock of Citicorp owned by FMR.

     In February 1991, His Royal Highness Prince Alwaleed Bin Talal Bin
Abdulaziz Al Saud, P.O. Box 8653, Riyadh, 11492, Saudi Arabia, purchased 5,900 shares of Citicorp's non-voting Convertible Preferred Stock, Series 12, which are convertible into 36,875,000 shares of Citicorp
common stock. Prince Alwaleed had previously acquired beneficial ownership of 16,610,550 shares of Citicorp common stock. Prince Alwaleed's Schedule 13D under the Exchange Act as filed with the SEC, as amended through June 18, 1993, indicates that in April and June 1993, Prince Alwaleed sold an aggregate of 12,371,401 shares of Citicorp common stock, reducing his holdings to 4,239,149 shares. Those shares of common stock, together with the shares that could be acquired upon conversion of the Convertible Preferred Stock owned by Prince Alwaleed, would represent approximately 9.68% of Citicorp's common stock outstanding if conversion had occurred as of January 31, 1994.
- --------------------------------------------------------------------------------

BOARD MEETINGS

     There were 11 meetings of the Board during 1993. All directors attended 75% or more of the total Board and committee meetings held.
- --------------------------------------------------------------------------------

SIZE OF THE BOARD

     In February 1994, the Board fixed the number of directors at sixteen. Directors standing for election will hold office until the next annual meeting and until the election and qualification of their successors. If any nominee is unable to serve out his or her term, the Committee on Directors may recommend a successor to fill the unexpired portion, subject to subsequent appointment by the Board.
- --------------------------------------------------------------------------------

BOARD COMMITTEES

     Audit Committee. The Audit Committee supervises independent audits of Citicorp and oversees the establishment of appropriate accounting policies for Citicorp and Citibank. Members are Mr. Seibert, Chairman; Mr. Calloway, Mr. Derr, Mr. Haynes, Ambassador Ridgway, Dr. Simonsen and Mr. Smith. The Audit Committee met eight times during 1993.

     The Audit Committee's principal functions include reviews of the audit plans, scope of examination and audit findings of both the independent auditors and the corporation's internal corporate audit group; significant legal matters; credit portfolios; internal control; and the adequacy of corporate insurance coverage. Also, this committee monitors the conduct of Citicorp's subsidiaries and affiliates in providing fiduciary and investment services, receives periodic reports from the senior management of such entities and reports to the Citicorp Board. Further, it is the responsibility of this committee to recommend to the Board the annual appointment of the outside auditors, to review the findings of internal and independent auditors, financial controllers and external regulatory agencies and to oversee the accounting policies used in preparing the financial statements of Citicorp and Citibank.

     Committee on Directors. The Committee on Directors recommends qualified candidates for membership on the Boards of Directors of Citicorp and Citibank. Members are Mr. Reed, Chairman; Mr. Chandler, Dr. Fouraker, Mr. Haynes and Mr. Shrontz. The Committee on Directors met twice during 1993.

     The Committee on Directors actively solicits recommendations for prospective directors from their current members and stockholders and, consistent with the needs of the corporation and representation of the various services and customers, recommends the approval of a candidate. The nominees are then presented to the Board, which proposes the slate of directors to be submitted to the stockholders at the Annual Meeting. In addition, the committee is charged with keeping current and recommending changes in directors' compensation.

     Personnel Committee. The Personnel Committee oversees employee policies and programs of Citicorp and Citibank. Members are Mr. Shrontz, Chairman; Mr. Derr, Mr. Haynes, Mr. Seibert, Mr. Thomas and Mr. Woolard. The Personnel Committee met seven times during 1993.

     The Personnel Committee reviews and approves compensation policy and other personnel-related programs to maintain an environment at Citicorp and Citibank that attracts and retains people of high capability, commitment and integrity. In addition, the committee oversees succession planning.

     Other Committees. In addition to the committees described above, the Board also has a Committee on Subsidiaries and Capital, an Executive Committee, a
Public Issues Committee and a Consulting Committee to the Citibank Board of Directors. Their functions and members are described in Citicorp's 1993 Annual Report.
- --------------------------------------------------------------------------------

BOARD COMPENSATION

     Directors of Citicorp who are not officers of Citicorp or Citibank received an annual retainer of $40,000 for their services in 1993. In addition, outside directors received a fee of $950 for each Board, committee or other meeting attended. Those directors who reside abroad received an additional $3,500 for each Board meeting attended. In lieu of the committee meeting fees, the Chairmen of the Audit Committee and the Personnel Committee each received a stipend of $20,000, the Chairman of the Public Issues Committee received a stipend of $10,000 and from April through December 1993, the Chairman of the Capital Subcommittee of the Committee on Subsidiaries and Capital received a stipend of $15,000.

     Outside directors of Citicorp who served on the Citibank Board of Directors received an annual retainer of $10,000 for those services in 1993. Directors who did not serve on the Citibank Board of Directors served on the Consulting Committee to the Citibank Board of Directors, and outside directors received an annual retainer of $10,000 for those services in 1993. In addition, each outside director and each outside member of the Consulting Committee also received a fee of $950 for each meeting of the Citibank Board of Directors attended, and each outside member of the Audit Committee of the Citibank Board of Directors received a fee of $950 for each meeting of that committee attended. Those directors who are officers of Citicorp or Citibank received no additional compensation for their services on the Board or the Citibank Board of Directors or any committee thereof.

     Under Citicorp's Directors' Deferred Compensation Plan, outside directors may elect to defer all or part of their retainers and/or fees. Amounts deferred are credited to investment accounts whose returns correspond to the funds established under the Citibank Savings Incentive Plan (the "Savings Incentive Plan"), a plan available to all regular United States employees of Citibank and certain affiliates (including directors who are also employees). The amounts credited are expressed in units in those investment accounts, which have the same value as the corresponding units in a fund under the Savings Incentive Plan on the date of such crediting and thereafter will have the value set on the immediately preceding valuation date for the corresponding fund. Payments of deferred compensation credited to the investment account mirroring Fund B established under the Savings Incentive Plan will be in shares of

Citicorp common stock. Payments of deferred compensation credited to investment accounts which mirror funds other than Fund B will be in cash.

     In November 1993, each director of Citicorp who was not an officer of Citicorp or Citibank received a one-time grant of deferred compensation equivalent in value to 1,000 shares of Citicorp common stock (which had a market value of $36.75 per share on the grant date). The amount of this award and a portion of each outside director's annual retainer were required to be invested in the Directors' Deferred Compensation Plan in the account mirroring Fund B established under the Savings Incentive Plan.
- --------------------------------------------------------------------------------

EXECUTIVE OFFICERS

     The following information with respect to each executive officer of Citicorp who is not a nominee for election as a director is set forth below: name, age and the position held with Citicorp and the date from which such position has been continuously held.

            NAME               AGE        POSITION AND OFFICE HELD AND DATE FROM WHICH HELD
- -----------------------------  ---    ---------------------------------------------------------
Shaukat Aziz.................   45    Executive Vice President, Asia/Pacific Corporate--1993
James L. Bailey..............   48    Executive Vice President, North America Consumer--1992
Ernst W. Brutsche............   56    Executive Vice President, European Corporate--1992
Colin Crook..................   51    Senior Technology Officer--1990
Arthur M. de Graffenried,       45    Chairman, Restructuring Committee, Cross-Border--1992
  III........................
David E. Gibson..............   54    Executive Vice President, Central and Eastern
                                      Europe/Middle East/Africa Corporate--1993
Dennis O. Green..............   53    Chief Auditor--1990
Guenther E. Greiner..........   55    Executive Vice President, World Corporation Group--1992
Thomas E. Jones..............   55    Executive Vice President and a Principal Financial
                                      Officer--1990
Charles E. Long..............   54    Executive Vice President--1982; Secretary--1987
Alan S. MacDonald............   51    Executive Vice President, North America Corporate--1992
Dionisio R. Martin...........   50    Executive Vice President, Latin America Corporate--1993
Robert H. Martinsen..........   59    Chairman, Credit Policy Committee--1990
Robert A. McCormack..........   50    Executive Vice President, Real Estate--1992
Victor J. Menezes............   44    Executive Vice President, European Consumer--1992
Lawrence R. Phillips.........   54    Senior Human Resources Officer--1993
John J. Roche................   58    Executive Vice President, Legal Affairs--1989
Hubertus M. Rukavina.........   44    Executive Vice President, Private Bank--1993
Gurvirendra Talwar...........   45    Executive Vice President, Asia/Pacific Consumer--1992
Alan J. Weber................   45    Executive Vice President, Financial Institutions and
                                      Transaction Services--1992
Masamoto Yashiro.............   65    Executive Vice President, Japan Corporate/Consumer--1992
Ronald X. Zettel.............   59    Executive Vice President, Latin America Consumer--1992

     The group of all executive officers consists of 28 individuals, including Messrs. Reed, Chia, Collins, Rhodes, Ruding and Steffen (who are all directors of Citicorp) and the 22 officers named above. Officers serve at the pleasure of the Board.

     Each executive officer who is not a director of Citicorp has been employed in such position or in other executive or management positions with Citicorp and Citibank for more than the last five years, except for Mr. Brutsche, who rejoined Citicorp in 1989 and, prior to that time, had been a director and chief executive of the investment banking sector at Midland Bank in London; Mr. Crook, who joined Citicorp in 1990 and, prior to that time, had been Senior Vice

President of Data General Corporation; Mr. Green, who joined Citicorp in 1990 and, prior to that time, had been General Auditor of Ford Motor Company; and Mr. Phillips, who joined Citicorp in 1993 and, prior to that time, had been director of human resources for the GE Aerospace division of General Electric Company.

     Mr. Ruding has entered into an agreement which provides for his employment as Vice Chairman of Citicorp and Citibank through March 1, 1997. If Mr. Ruding's employment is terminated other than for cause or he resigns for good reason, he will receive payments consisting of his salary for the remainder of the agreement's term, a pro rata bonus, if authorized by the Personnel Committee, and any deferred bonus awards.
- --------------------------------------------------------------------------------

DIRECTOR AND OFFICER TRANSACTIONS

     Certain transactions involving loans, deposits and sales of commercial paper, certificates of deposit and other money market instruments and certain other banking transactions occurred during 1993 between Citicorp and Citibank on the one hand and certain directors or executive officers of Citicorp and Citibank, members of their immediate families or associates of the directors, the executive officers or their family members on the other. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     In November 1993, Mr. Collins purchased a house in London from Citibank for L1,950,000. As required by Citibank procedures for purchases of bank-owned property by international staff employees, which were followed in this transaction, the purchase price was set at the average of the highest two of three valuations received from independent property valuation firms of recognized standing. The sale of the property was approved by the Board on November 16, 1993.
- --------------------------------------------------------------------------------

COMPENSATION

     The tables on pages 18 through 20 set forth a profile of Citicorp's executive compensation and show, among other things, salaries and bonuses paid during the last three years, options granted with respect to 1993 and aggregate option exercises in 1993 for the Chairman and each of the five other most highly compensated executive officers (the "Named Executives"). These tables are specified by current SEC requirements. There is also included a table, Management Compensation Profile for 1993, on page 17, which is consistent with the other tables. It has been previously used by Citicorp and is provided to insure continuity.

                    MANAGEMENT COMPENSATION PROFILE FOR 1993

- ---------------------------------------------------------------------------------------------------------------------------

  CITICORP
   STOCK                                                                                   RESTRICTED STOCK GRANTED SINCE
BENEFICIALLY                       SALARY AND                  RESTRICTED                     PROGRAM INCEPTION (1986)
OWNED AS OF                         SAVINGS         ANNUAL       STOCK        STOCK       -------------------------------
JANUARY 31,       NAME AND       INCENTIVE PLAN   INCENTIVE      SHARES      OPTIONS                                1993
  1994(1)         POSITION        BENEFITS(2)     AWARDS(3)    GRANTED(4)   GRANTED(5)    SHARES     VALUE(6)     DIVIDENDS
- ---------------------------------------------------------------------------------------------------------------------------
     447,454  J.S. Reed,           $  1,219,000   $3,000,000      50,000      450,000     235,000   $10,281,250      -0-
              Chairman
     129,020  P.Y. Chia,                795,000      612,500         -0-      250,000      99,700     4,361,875      -0-
              Vice Chairman
     176,954  P.J. Collins,             795,000      437,500         -0-      300,000     107,700     4,711,875      -0-
              Vice Chairman
      74,634  W.R. Rhodes,              742,000      875,000         -0-      270,000      55,700     2,436,875      -0-
              Vice Chairman
         100  H.O. Ruding,              787,500      612,500         -0-      250,000         -0-           -0-      -0-
              Vice Chairman
      20,000  C.J. Steffen,             437,500      875,000      20,000      325,000      20,000       875,000      -0-
              Senior Executive
              Vice President
- ---------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------


                                   STOCK OPTIONS
                                    SINCE 1984
                           -------------------------------
    NAME AND               OPTIONS             AVG. GRANT
    POSITION               GRANTED(7)             PRICE
- ------------------------------------------------------------------
J.S. Reed,                 1,406,407           $26.19
Chairman
P.Y. Chia,                   460,618            30.04
Vice Chairman
P.J. Collins,                813,027            26.19
Vice Chairman
W.R. Rhodes,                 624,932            26.25
Vice Chairman
H.O. Ruding,                 445,000            28.86
Vice Chairman
C.J. Steffen,                325,000            33.60
Senior Executive
Vice President
- ------------------------------------------------------------------

(1) Does not include shares which individuals have the right to acquire pursuant to stock option awards.

(2) Total 1993 compensation includes salary and cash compensation earned in accordance with the Savings Incentive Plan, a portion of which is deferred and the balance of which is paid in cash. Amounts shown do not include amounts expended by Citicorp pursuant to plans (including group life, health and international service) that do not discriminate in scope, terms or operation in favor of executive officers or directors of Citicorp and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Citicorp which may have a value as a personal benefit to the named individual. The value of such benefits, however, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(3) Cash incentive awards were distributed in January 1994 based on 1993 performance.

(4) Grants of restricted stock are for shares of Citicorp common stock which are restricted as to transfer and/or vesting for a period determined by the Personnel Committee of the Board at the time of grant. The 50,000 shares granted to Mr. Reed in January 1994 will vest in January 1999. The 20,000 shares granted to Mr. Steffen in June 1993 will vest with respect to 25% of such shares on each of the first, second, third and fourth anniversary of the grant date.

(5) Options to purchase Citicorp stock for 1993 were granted to each of the Named Executives under two programs. Options granted in July 1993 (150,000 to each of the Named Executives) have an exercise price of $31.75 per share, a term of five years and vest with respect to 50% of such options when Citicorp's common stock price has reached $50 per share, an additional 25% when Citicorp's common stock price has reached $55 per share and the remaining 25% when Citicorp's common stock price has reached $60 per share, provided in each case that the stock price remains at or above the specified level for at least 20 trading days in a period of 30 consecutive trading days. Options granted in January 1994 have an exercise price of $40.75 per share, a term of 10 years and vest with respect to 50% of such options on the first anniversary of the grant date and the balance on the second anniversary of the grant date. Options covering 75,000 shares granted to Mr. Steffen in June 1993 have an exercise price of $27.75 per share, a term of ten years and vest with respect to 50% of such options on the first anniversary of the grant date and the balance on the second anniversary of the grant date.

(6) Total shares of restricted stock granted multiplied by the closing price on the New York Stock Exchange composite tape on January 31, 1994 ($43.75).

(7) Options are to purchase shares of Citicorp common stock.

                           SUMMARY COMPENSATION TABLE

- ----------------------------------------------------------------------------------------------------------------------------------

                                                 ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                      ----------------------------------------                AWARDS
                                                                         OTHER       --------------------------
                                                                        ANNUAL       RESTRICTED        SHARES         ALL OTHER
       NAME AND                                                       COMPENSA-        STOCK         UNDERLYING       COMPENSA-
  PRINCIPAL POSITION       YEAR          SALARY           BONUS         TION(1)       AWARDS(2)      OPTIONS(3)         TION(4)
- ----------------------------------------------------------------------------------------------------------------------------------
J.S. Reed,                 1993      $1,150,000      $3,000,000             -0-      $2,062,500        450,000         $69,000
  Chairman (Chief          1992       1,150,000       1,035,000             -0-             -0-        250,000          69,000
  Executive Officer)       1991       1,150,000             -0-             -0-             -0-        300,000          69,000

P.Y. Chia,                 1993         750,000         612,500             -0-             -0-        250,000          45,000
 Vice Chairman             1992         675,000             -0-             -0-             -0-         95,000          40,500
                           1991         471,667         200,000             -0-         725,000            -0-          28,300

P.J. Collins,              1993         750,000         437,500             -0-             -0-        300,000          45,000
 Vice Chairman             1992         750,000         225,000             -0-             -0-        135,000          45,000
                           1991         650,000             -0-             -0-             -0-        175,000          39,000

W.R. Rhodes,               1993         700,000         875,000             -0-             -0-        270,000          42,000
 Vice Chairman             1992         633,333         810,000             -0-             -0-         75,000          38,000
                           1991         423,333             -0-             -0-             -0-        175,000          25,400

H.O. Ruding,               1993         750,000         612,500             -0-             -0-        250,000          37,500
 Vice Chairman             1992(5)      646,750(6)      225,000      $1,000,000(7)          -0-        195,000             -0-

C.J. Steffen,              1993(8)      437,500         875,000             -0-         552,500        325,000             -0-
 Senior Executive Vice
 President
- ------------------------------------------------------------------------------------------------------------------------

 (1) Amounts shown do not include amounts expended by Citicorp pursuant to plans (including group life, health and international service) that do not discriminate in scope, terms or operation in favor of executive officers or directors of Citicorp and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Citicorp which may have a value as a personal benefit to the named individual. The value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

 (2) The value for each restricted stock grant reflected in this column is determined by multiplying the total shares awarded by the closing price on the New York Stock Exchange composite tape on the grant date. The number of shares and value of aggregate restricted stock holdings of each of the Named Executives on December 31, 1993 were 160,000 and $5,900,000 (Mr.
     Reed), 68,000 and $2,507,500 (Mr. Chia), 100,000 and $3,687,500 (Mr.
     Collins), 49,000 and $1,806,875 (Mr. Rhodes) and 20,000 and $737,500 (Mr.
     Steffen). For purposes of the year-end calculation, the value of the restricted stock is determined by multiplying the total shares awarded by the closing price on the New York Stock Exchange composite tape on December 31, 1993 ($36.875). Mr. Chia received an award of 50,000 shares of restricted stock in 1991, and Mr. Steffen received an award of 20,000 shares of restricted stock in 1993 at the commencement of his employment by Citicorp. In each case, 25% of the shares granted will vest on each of the first, second, third and fourth anniversary of the grant date. In January 1994, Mr. Reed received an award of 50,000 shares of restricted stock based on 1993 performance and as a long-term incentive; such shares will vest on the fifth anniversary of the grant date. To the extent dividends are declared on Citicorp's common stock, dividends will be paid on these restricted stock holdings.

 (3) Mr. Steffen received a grant of options covering 75,000 shares in June 1993 at the commencement of his employment by Citicorp. Each of the Named Executives received a grant of options covering 150,000 shares in July 1993. The remaining options for 1993 were granted to the Named Executives in January 1994. Options for each of 1992 and 1991 were granted in the following year, except that Mr. Ruding received a grant of options covering 100,000 shares in March 1992 in connection with his employment agreement with Citicorp.

 (4) Cash compensation earned in accordance with the Savings Incentive Plan. Amounts in excess of contribution limits established by the Internal Revenue Code are paid in cash to the Named Executive.

 (5) Mr. Ruding's employment as an officer of Citicorp commenced in March 1992.

 (6) Salary shown for Mr. Ruding includes $21,750 earned as a director of Citicorp prior to March 1, 1992.

 (7) The amount shown is a one-time payment for housing pursuant to Mr. Ruding's employment agreement with Citicorp.

 (8) Mr. Steffen's employment as an officer of Citicorp commenced in June 1993.

                                             OPTION GRANTS IN LAST FISCAL YEAR
- --------------------------------------------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                                      AT
                                                                                          ASSUMED ANNUAL RATES OF
                                                                                          STOCK APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                            OPTION TERM(1)
- --------------------------------------------------------------------------------------------------------------------------
                                      PERCENT
                      NUMBER OF       OF TOTAL
                        SHARES        OPTIONS
                      UNDERLYING     GRANTED TO     EXERCISE
                       OPTIONS      EMPLOYEES IN     PRICE
        NAME          GRANTED(2)    FISCAL YEAR   (PER SHARE)      EXPIRATION DATE           5%                 10%
- --------------------------------------------------------------------------------------------------------------------------
J.S. Reed              150,000          1.00%       $31.75          July 20, 1998                  -0-    $      1,453,753
                       300,000          2.00         40.75        January 18, 2004     $     7,688,303          19,482,983
P.Y. Chia              150,000          1.00         31.75          July 20, 1998                  -0-           1,453,753
                       100,000          0.67         40.75        January 18, 2004           2,562,768           6,494,328
P.J. Collins           150,000          1.00         31.75          July 20, 1998                  -0-           1,453,753
                       150,000          1.00         40.75        January 18, 2004           3,844,151           9,741,491
W.R. Rhodes            150,000          1.00         31.75          July 20, 1998                  -0-           1,453,753
                       120,000          0.80         40.75        January 18, 2004           3,075,321           7,793,193
H.O. Ruding            150,000          1.00         31.75          July 20, 1998                  -0-           1,453,753
                       100,000          0.67         40.75        January 18, 2004           2,562,768           6,494,328
C.J. Steffen            75,000          0.50         27.75          June 15, 2003            1,308,898           3,316,888
                       150,000          1.00         31.75          July 20, 1998                  -0-           1,453,753
                       100,000          0.67         40.75        January 18, 2004           2,562,768           6,494,328
All Stockholders(3)      N/A            N/A           N/A                N/A             8,962,972,685      22,713,133,356

- --------------------------------------------------------------------------------

(1) Amounts for the Named Executives shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. No values are shown under the 5% heading for the options expiring in July 1998 because such options would not become exercisable before their expiration date at that level of stock price appreciation. The terms of such options are described below. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the stock price of Citicorp.

(2) Options granted to the Named Executives in January 1994 (based on individual and corporate performance during 1993) and options granted to Mr. Steffen in June 1993 have a term of ten years and vest on the first anniversary of the date of grant to the extent of 50% of such options and on the second anniversary of the grant date to the extent of the balance. Options granted to the Named Executives in July 1993 have a term of five years and vest to the extent of 50% of such options when Citicorp's stock price reaches $50 per share, an additional 25% when Citicorp's stock price reaches $55 per share and the remaining 25% when Citicorp's stock price reaches $60 per share, provided in each case that the stock price remains at or above the specified level for at least 20 trading days in a period of 30 consecutive trading days. Options granted in January 1993 based on corporate and individual performance in 1992 are not reflected in this table; those option grants were described in Citicorp's 1993 Proxy Statement.

(3) The potential realizable gain to all stockholders (based on 386,490,167 shares outstanding at December 31, 1993, with a market price per share of $36.875) at 5% and 10% assumed annual rates over a term of ten years, commencing on January 1, 1994, is provided as a comparison to the potential gain realizable by the Named Executives at the same assumed annual rates of stock appreciation.

                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                              FISCAL YEAR-END OPTION VALUE
- -----------------------------------------------------------------------------------------------------------------------
                                                         NUMBER OF SHARES
                                                            UNDERLYING                     VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS AT
                  SHARES                               AT FISCAL YEAR-END                    FISCAL YEAR-END(4)
                ACQUIRED ON         VALUE          --------------------------------------------------------------------
NAME            EXERCISE(1)       REALIZED(2)      EXERCISABLE      UNEXERCISABLE(3)    EXERCISABLE      UNEXERCISABLE
- -----------------------------------------------------------------------------------------------------------------------
J.S. Reed             36,000      $177,750              406,407           1,000,000     $    4,918,820   $   10,775,000
P.Y. Chia              8,000        69,000              115,618             345,000          1,447,204        1,991,875
P.J. Collins          20,000       103,750              203,027             610,000          2,620,620        6,466,250
W.R. Rhodes           10,000        53,125              104,932             520,000          1,300,945        5,693,750
H.O. Ruding              -0-           -0-               50,000             395,000            981,250        2,973,125
C.J. Steffen             -0-           -0-                  -0-             325,000                -0-        1,453,125
- -----------------------------------------------------------------------------------------------------------------------

(1) Includes all exercises during calendar 1993.

(2) The value realized equals the market value of the common stock acquired at exercise minus the exercise price.

(3) Includes options granted in June and July 1993 and options granted in January 1994 based on individual and corporate performance during 1993.

(4) Options were granted in tandem prior to 1988; such options are exercisable for either book value or market value shares (but only one of those alternatives), at the choice of the optionee. The value of those options reflected in the table is the market or book value (using whichever value would produce the greater profit) of common stock on December 31, 1993 minus the related market or book value exercise price. The market value of common stock on the New York Stock Exchange composite tape at close of business on December 31, 1993 was $36.875 per share and the book value of common stock on such date was $26.04 per share. All options exercised in 1993 and all options granted in 1993 or January 1994 were market value options.

     Citicorp also provides compensation in the form of a benefit under the Retirement Plan. The following table sets forth the estimated annual retirement benefits as of December 31, 1993, as provided by the Retirement Plan and supplemental non-qualified pension plans, payable upon retirement to employees in specified remuneration and years-of-service classifications. Amounts include estimated Social Security benefits which would be deducted in calculating benefits payable under the Retirement Plan. The estimated amounts are based on the assumption that payments under the Retirement Plan will commence upon retirement at age 65.

                             PENSION PLAN TABLE(1)

- --------------------------------------------------------------------------------------------------
                                                         YEARS OF SERVICE
                                ------------------------------------------------------------------
REMUNERATION                         15            20            25            30            35
- --------------------------------------------------------------------------------------------------
$  200,000...................   $   60,000    $   80,000    $  100,000    $  120,000    $  127,500
   800,000...................      240,000       320,000       400,000       480,000       510,000
 1,400,000...................      420,000       560,000       700,000       840,000       892,500
 2,000,000...................      600,000       800,000     1,000,000     1,200,000     1,275,000
 2,600,000...................      780,000     1,040,000     1,300,000     1,560,000     1,657,500
 5,200,000...................    1,560,000     2,080,000     2,600,000     3,120,000     3,315,000
- --------------------------------------------------------------------------------------------------

(1) This table reflects a straight life annuity benefit.

     The years of credited service under the Retirement Plan as of December 31, 1993 for Messrs. Reed, Chia, Collins, Rhodes, Ruding and Steffen were 28, 20, 32, 35, 11 and 10, respectively. Covered compensation under the Retirement Plan and supplemental non-qualified pension plans is the participant's base salary plus awards granted under the Executive Incentive Compensation Plan, and, for years beginning with 1991, any bonus paid under any annual performance program. With respect to the individuals named in the Summary Compensation Table, covered compensation does not differ substantially (by more than 10%) from the compensation set forth under the headings "Salary" and "Bonus" therein. The benefit payable at retirement is based on a specified percentage of the average of covered compensation for the five highest paid of the last ten years of employment. Messrs. Reed, Chia, Collins, Rhodes,

Ruding and Steffen will be credited with 35, 30, 35, 35, 22 and 24 years of service, respectively, upon normal retirement at age 65. Mr. Ruding's and Mr. Steffen's credited years of service reflect separate contractual agreements.
- --------------------------------------------------------------------------------

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Personnel Committee of the Board of Directors reviews and approves compensation levels for Citicorp's executive officers and oversees and administers the corporation's executive compensation programs. The Personnel Committee recommends, and the Board of Directors determines based on such recommendations, compensation for the Chairman. Compensation levels for the other executive officers of Citicorp are determined by the Personnel Committee based on the recommendations of the Chairman. All members of the Personnel Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees.

     Citicorp's executive compensation plans are designed to attract, retain, motivate and appropriately reward individuals who are responsible for Citicorp's short-and long-term profitability, growth and return to shareholders. Compensation for Citicorp executive officers consists of:

     - salary;

     - an annual cash incentive award; and

     - long-term incentive awards, typically in the form of stock options or restricted stock.

Executive officers also participate in a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees generally.

     Target pay levels and option grants for each executive are set annually. These targets are based on the level of responsibility, job description and job complexity and on the results of an annual report prepared by an independent compensation consulting firm. This report (which gathered information on 1992 compensation) surveys the compensation levels of executive officers at a group of seventeen companies comprised of a set of competing banks and financial service companies and, in order to provide broader perspective, a number of market-dominant global enterprises. The seventeen companies, all of which were included in last year's Board of Directors' Index (which is described in the next section of this Proxy Statement), were considered by the Personnel Committee to be similar to Citicorp in complexity and therefore to constitute a relevant competitive frame for purposes of compensation decisions. Although the Board has made certain changes in the composition of the Board of Directors' Index for this year's Proxy Statement, the companies included in last year's index have been used as the competitive frame for 1993 compensation, primarily because compensation target levels for 1993 were set prior to the changes in the composition of the index. Total compensation (including salary, annual cash incentive awards and long-term incentive awards) is targeted to vary between the 50th and 75th percentile depending on results; the 75th percentile should be achieved when Citicorp has strong performance, measured against its plan, historical results and the performance of peer companies. The value of the July 1993 option grants and the special restricted stock awards described below was not included in the total compensation calculation for purposes of comparison with the seventeen competitive companies. The grants of restricted stock and options to Mr. Steffen in connection with the commencement of his employment were negotiated between Mr. Steffen and Citicorp and were approved by the Personnel Committee.

     Salary levels are reviewed annually, and increases are given when warranted by individual performance and when salary levels are low as compared to the group of enterprises described above. The Personnel Committee also uses stock options and restricted stock to reward senior management and to link them to the long-term results and stockholder interests of Citicorp. The levels of option grants are determined primarily by allotting to all executive officers as a group a portion of the annual option grants available under Citicorp's Stock Incentive Plan, and by allocating that portion among the executive officers based on their levels of responsibility. Previous grants of stock options and restricted stock are reviewed but are not considered the most important factor in determining the size of any executive's stock option or restricted stock award in a particular year.

     The determination of salary increases, annual cash incentive awards and long-term incentive awards is first based on the performance of Citicorp (and, in the case of executives responsible for a particular business, that business's results), then on the contribution of each individual. Although the components of compensation (salary, annual cash incentive awards and long-term incentive awards) are reviewed separately, compensation decisions are made based on a review of total compensation. The number of shares covered by option grants for each executive is determined in the context of this review. For purposes of evaluating total compensation, option grants are valued under a mathematical model, although the Personnel Committee believes that there is no truly satisfactory method for determining the value of option grants.

     For each year since 1973, the Chairman and senior management have provided the Personnel Committee and the Board a written Corporate Performance Summary detailing in a textured and comprehensive way the results of Citicorp and each of its principal businesses. The report typically runs fifteen to twenty-five pages; starts with an overview; goes over the financial results (revenue, expense, margin, credit, taxes); deals with capital, reserves and funding; reviews the portfolio; discusses management, organizational and control and compliance issues; and compares Citicorp's results (shareholder return, market value to book value, as well as return on equity) with peer financial as well as global enterprises on a one-year and five-year basis.

     For 1993 the Personnel Committee reviewed the Corporate Performance Summary with respect to 1993 performance versus plan, as well as 1993 performance in the context of Citicorp's 1991-95 turnaround effort. This effort was initially delineated in the Five-Point Plan for the years 1991 and 1992 described in Citicorp's 1992 Annual Report and in 1993 by its publicly announced 1995 goals of a 16% to 18% return on total equity, over $2.5 billion of net income, a market value/book value ratio of 2:1 for Citicorp common stock, satisfactory asset quality and an effective control environment.

     In the Personnel Committee's view, Citicorp's 1993 performance as reflected in the Corporate Performance Summary demonstrated substantial progress. The Committee considered the following indicators of this progress to be especially important:

     - The clear momentum and credibility that Citicorp has achieved over the last two years.

     - The better than plan performance within the context of the 1991-95 effort.

     - Operating earnings ($1.9 billion) and margin ($7.7 billion) at an all time high.

     - Total capital ($23.2 billion) and Tier I capital ($13.4 billion, 6.6%) in the "well capitalized" category and ahead of plan.

     - Solid business performance around the world.

     - Return on total equity of 15.3%, moving towards the announced long-term goal of 16% to 18%.

     - A 65.7% total return to Citicorp common stockholders in 1993.

The Committee determined that overall 1993 corporate performance was significantly better than planned. Accordingly, it granted the executive officers annual cash incentive awards which, when combined with salary and long-term incentive awards, exceeded targeted levels. Total 1993 compensation (including salary, annual incentive awards and January 1994 long-term incentive awards) for executive officers as a group was approximately at the 75th percentile of the competitive enterprises referred to earlier. The Chairman's total compensation was above the 75th percentile.

     Stock options for 1993 were awarded under two programs. In January 1994 (as part of its normal program), the Personnel Committee awarded ten-year options, with terms similar to those granted in previous years, based on corporate and individual performance in 1993. In determining the January 1994 option grants, the Committee assessed corporate and individual performance according to the same standards used to determine annual incentive awards. In addition (as has been disclosed), in July 1993, the Personnel Committee approved a special incentive stock option program designed to help Citicorp achieve the goals set by the Chairman. The program was adopted in recognition that the achievement of these objectives will require leadership, effort and energy and will be tightly coupled with shareholder value. Grants under the special program were made to selected senior executives believed to have a critical impact on the attainment of Citicorp's goals. These options were not granted based on individual performance, but were awarded in equal numbers to executives at the same management level in recognition that a team approach is necessary to meet these goals. The number of options granted at each management level was determined based on the Committee's judgment of the appropriate size of award for that level. Options granted under this program will expire five years from the date of grant, and will vest dependent on the corporation's stock price performance. Half of the options will vest when the stock price reaches $50 per share, an additional 25% will vest when the stock price reaches $55 per share, and the remaining options will vest when the stock price reaches $60 per share. The stock price must remain at or above these levels for 20 trading days in a consecutive 30-trading-day period for the options to vest. The exercise price is equal to $31.75 per share, the market price of the stock on the grant date.

     In determining the Chairman's 1993 annual incentive award, the Personnel Committee focused on Citicorp's achievement versus its operating plan and the 1991-1995 effort described above, other corporate performance issues considered in assessing senior executive pay levels generally, and the compensation levels at the group of enterprises described above. In addition, the Committee noted the Chairman's vision and tenacity in overseeing Citicorp's return to corporate strength, and determined that Mr. Reed personally deserved credit for accomplishing this recovery without disposing of any of the core businesses which contribute to Citicorp's unique global strength and balance. In light of the corporation's strong results and Mr. Reed's individual performance, the Personnel Committee recommended, and the Board of Directors approved, that an appropriate annual cash incentive award for Mr. Reed was $3,000,000, versus $1,035,000 in 1992 and no award in 1990 and 1991. In January 1994, Mr. Reed was awarded ten-year options covering 300,000 shares and 50,000 shares of restricted stock (vesting on the fifth anniversary of the grant date). In July 1993 he received five-year options covering 150,000 shares, the same amount granted to each of the other Named Executives. Both awards of options were made as part of grants to all senior executives. In addition to Mr. Reed, certain other executive officers (but none of the other Named Executives) also received special restricted stock grants in January 1994 as an incentive to further Citicorp's long-term goals. The size of the restricted stock award to Mr. Reed was based on the Committee's judgment of his importance to the attainment of those long-term goals. Mr. Reed's salary in 1993 remained at $1,150,000, the level set in March 1990.

     The Committee has reviewed the corporation's compensation plans in light of recent changes to the Internal Revenue Code relating to the disallowance of deductions for remuneration in excess of $1,000,000 to certain executive officers. All compensation paid to Citicorp's executive officers for 1993 will be fully deductible, except that the deductibility of the cost of the restricted stock granted to Mr. Reed will depend on the circumstances at the time the stock becomes vested. Any compensation expense relating to options granted under the corporation's stock option plans will continue to be allowed as a deduction in 1994. Amounts paid as salary to Mr. Reed, however, will not be deductible to the extent that his annual salary exceeds $1,000,000. With respect to annual cash incentive awards which would otherwise exceed the limits on deductibility established by the new tax provision, the Committee has adopted the performance-based incentive plan submitted for shareholder approval in this Proxy Statement.

By the Personnel Committee

Frank A. Shrontz, Chairman                Donald V. Seibert
Kenneth T. Derr                           Franklin A. Thomas
H.J. Haynes                               Edgar S. Woolard, Jr.
- --------------------------------------------------------------------------------

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG CITICORP,
                   THE S&P 500, THE BOARD OF DIRECTORS' INDEX
                 AND THE KEEFE, BRUYETTE & WOODS 50 BANK INDEX

     MEASUREMENT PERIOD                        BOD(2) IN-                     KBW IN-
   (FISCAL YEAR COVERED)         CITICORP         DEX          S&P 500         DEX(1)
1988                                    100            100            100            100
1989                                    118            123            132            119
1990                                     56            132            128             85
1991                                     49            167            166            135
1992                                    105            173            179            172
1993                                    173            190            197            182

(1) The Board of Directors' Index consists of the following 19 market-dominant global enterprises and financial services companies similar to Citicorp in complexity: General Motors Corporation, Exxon Corporation, International Business Machines Corporation, General Electric Company, Philip Morris Companies Inc., Procter & Gamble Company, Eastman Kodak Company, PepsiCo Inc., Johnson & Johnson, Chemical Banking Corporation, BankAmerica Corporation, J. P. Morgan & Co. Incorporated, Bankers Trust New York Corporation, Banc One Corp., Dean Witter Discover & Co., NationsBank Corp., Travelers Inc., American Express Company and Merrill Lynch & Co. Inc.

    The Board of Directors' Index used in Citicorp's 1993 Proxy Statement (the "1993 Index") included all of the foregoing companies except BancOne, Dean Witter Discover, NationsBank and Travelers, and also included American Telegraph & Telephone Company ("AT&T") and Sears, Roebuck & Company ("Sears"), which had been included primarily because of their financial services operations. The Board determined to replace these companies because Sears transferred a substantial portion of its financial services business to Dean Witter Discover during 1993 and because the Board believes that the businesses of Banc One, NationsBank and Travelers are more closely comparable to Citicorp's than those of AT&T.

    If the group of companies included in the 1993 Index had comprised the current Board of Directors' Index, the levels for that index, instead of those reflected in the chart above, would have been as follows: 1988, $100; 1989, $125; 1990, $128; 1991, $162; 1992, $172; and 1993, $189.

(2) The Keefe, Bruyette & Woods 50 Bank Index is designed to measure the stock price performance of the nation's largest banks.

- --------------------------------------------------------------------------------

II. STOCKHOLDER APPROVAL OF AMENDED AND RESTATED STOCK PURCHASE PLAN

     Citicorp seeks stockholder approval of the amendment and restatement of the 1988 Stock Purchase Plan. The amended and restated plan (the "Stock Purchase Plan") was approved by the Board of Directors on December 21, 1993, subject to such stockholder approval. If approved, the Stock Purchase Plan will become effective on May 1, 1994. The principal changes made to the 1988 Stock Purchase Plan by the amendment and restatement are the authorization of additional shares of Citicorp common stock for issuance thereunder and the extension (until April 30, 1999) of the latest date on which agreements may be entered into under the Stock Purchase Plan.

     The Plan provides that all permanent employees (full-and part-time) of Citicorp or a participating Related Corporation (as defined in the Plan) are eligible to participate in the Stock Purchase Plan. Prior to the amendment and restatement, the 1988 Stock Purchase Plan required at least two years' service as a condition of eligibility for certain employees. Approximately 70,000 employees would currently be eligible to participate in the Stock Purchase Plan. Up to 25,000,000 shares of Citicorp common stock (subject to adjustments for stock dividends and stock splits) may be issued under the plan. Shares purchased under the plan may be either authorized but unissued shares or treasury shares. Under the plan, a participant can purchase for any calendar year shares having an aggregate purchase price not in excess of the percentage of the employee's compensation specified by the Personnel Committee or $25,000, whichever is less.

     The Stock Purchase Plan provides for two types of offerings: fixed price offerings and periodic purchase offerings. The Personnel Committee determines the type of offerings to be made under the plan.

     Fixed Price Offerings. Each participant in a fixed price offering must enter into an agreement with Citicorp indicating the total number of shares of common stock to be purchased and authorizing Citicorp to withhold from his or her compensation amounts sufficient to accumulate over the offering period, together with interest, the aggregate purchase price of such shares. Amounts withheld are deposited in a purchase account for the benefit of the participant and bear interest at a rate specified in the agreement.

     On the closing date for the fixed price offering, if the fair market value of a share of common stock is equal to or greater than the purchase price specified in the agreement, Citicorp will apply funds accumulated in the participant's account from payroll deductions, including interest, to the purchase of the shares not previously purchased unless the participant elected not to purchase any shares or to purchase fewer shares. Any balance in the account after purchase of the shares will be paid to the participant.

     A participant may purchase all or a part of the common stock he or she has elected to purchase on or before the closing date. If the participant elects to purchase fewer than all of such shares prior to the closing date, he or she will apply funds on deposit in the account toward the stock purchase and either retain the right to purchase the balance of the shares or terminate further participation in the offering. If, in the event of a purchase of stock prior to the closing date, the amount on deposit in the participant's account is not sufficient to cover the purchase price, the participant must pay the balance in cash. In addition, a participant may terminate his or her stock purchase agreement at any time before the closing date and receive a cash refund of amounts on deposit, including interest.

     If the employment of a participant terminates, other than upon retirement or death, the participant will receive a cash refund of amounts on deposit, including interest. If termination of employment is due to retirement or death, shares can be purchased within a specified period or on the closing date, whichever comes first.

     Periodic Purchase Offerings. In a periodic purchase offering each participant authorizes Citicorp to withhold from his or her compensation amounts to be applied to the purchase of shares of common stock on dates specified by the Personnel Committee. The purchase price will be determined in a manner specified by the Personnel Committee, but in no event will it be less than 85% of the fair market value of a share on the date of purchase. Shares purchased will be held in the participant's investment account. Any dividends on such shares will be paid in cash or automatically applied to the purchase of additional shares.

     A participating employee may at any time withdraw the balance of payroll deductions not invested. The employee would thereupon cease to be a participant in the Stock Purchase Plan and could not renew such participation during the time period specified by the Personnel Committee. If the employment of a participant terminates, he or she will receive a stock certificate representing the number of full shares credited to the participant's investment account, the cash equivalent of the fair market value of the fractional shares credited to that account and a refund of any payroll deductions not previously invested.

     Other Provisions. In order to maintain the participants' rights in the event of a change in control (as defined in the Stock Purchase Plan) of Citicorp, the Personnel Committee may, in its sole discretion, either at the time any purchase agreement is entered into or at any time prior to, coincident with or after the time of the change of control make such adjustment to the purchase agreements then outstanding as it deems appropriate to reflect such change of control or cause the purchase agreements then outstanding to be assumed, or new purchase agreements substituted therefor, by the surviving corporation in such change of control.

     The Personnel Committee may from time to time amend, suspend or discontinue the Stock Purchase Plan or amend any and all purchase agreements entered into under the plan. However, the Personnel Committee may not, without the approval of the Board and a majority of the stockholders, alter the provisions of the plan so as to: (a) increase the maximum number of shares which may be covered by all agreements entered into under the plan or the maximum number of shares which each eligible employee can elect to have covered by an agreement, (b) extend the latest date on which agreements may be entered into under the plan beyond April 30, 1999 or the maximum term of any fixed price purchase agreement entered into under the plan beyond 27 months or any periodic purchase agreement entered into under the plan beyond five years or (c) decrease the purchase prices specified in the plan or, directly or indirectly (by cancellation and substitution of purchase agreements or otherwise), decrease the purchase price applicable to any purchase agreement entered into under the plan.

     The Stock Purchase Plan, which is not regarded as a qualified plan under
Section 401(a) of the Internal Revenue Code, is a tax-qualified "Employee Stock Purchase Plan" under Section 423 of the Code pursuant to which the participant is not subject to federal income tax on the excess, if any, of (i) the value of the stock on the date it is purchased over (ii) the price at which it is purchased, until such time as the stock is sold or otherwise disposed of. Citicorp or any of its participating Related Corporations may claim an income tax deduction equal to the excess described above to the extent that a participant sells or otherwise disposes of shares acquired under the Stock Purchase Plan and does not meet certain holding period requirements or the sale or other disposition takes place within a stated period of time.

     To date, three fixed price offerings and no periodic purchase offerings have been made under the 1988 Stock Purchase Plan. For each of the three fixed price offerings, each of which extended into three calendar years, each participating employee was eligible to purchase shares of common stock having an aggregate purchase price equal to the lesser of $75,000 or 40% of the employee's annual base salary. Although the terms of any future offerings under the Stock Purchase Plan have not been determined, management expects to recommend that a fixed price offering be made, commencing in 1994, on similar terms to those previously made under the 1988 Stock Purchase Plan. In that case, each of the executive officers of Citicorp would be eligible to purchase stock having an aggregate purchase price of $25,000 per calendar year in which the fixed price offering was extended and, if such a purchase were made, would realize a gain to the extent of any appreciation in the market value of the common stock over the purchase price fixed at the commencement of the offering.

     Management considers the Stock Purchase Plan to be an effective means of aligning the interests of a broad range of employees with the interests of Citicorp's stockholders. Adoption of the plan requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
- --------------------------------------------------------------------------------

III.  STOCKHOLDER APPROVAL OF 1994 ANNUAL INCENTIVE PLAN

     Citicorp seeks stockholder approval of the 1994 Annual Incentive Plan for Selected Executive Officers (the "Plan"). The Plan was adopted by the Personnel Committee of the Board of Directors and approved by the Board on February 15, 1994, subject to such stockholder approval. If approved, the Plan will be effective as of January 1, 1994.

     The Plan provides that Citicorp may make annual incentive awards, which may not exceed the amounts specified in the Plan, to the executive officers described below. The maximum amount payable under the Plan for any year to all such executive officers will be limited to 0.5% of Citicorp's net income for that year, plus the amount (not to exceed $3,000,000) that was available to pay awards under the Plan for prior years but was not so paid. For the purposes of the Plan, net income is defined as consolidated net income before extraordinary items and the cumulative effect of accounting changes.

     Prior to the start of each year, the Personnel Committee will establish the maximum award, expressed as a percentage of the total amount available for awards under the Plan for that year, that each participating executive officer may receive. The Committee's determination for 1994 was made on February 15, 1994. Subject to those maximum percentages, the Committee will determine the amount of each executive officer's award after the end of the year. In any event, no executive officer may receive an award for any year in an amount greater than 35% of the maximum amount that may be paid to all executive officers under the Plan.

     The Plan has been designed to enable Citicorp to receive federal income tax deductions for awards paid under the Plan to certain executive officers, even if any such executive officer's compensation exceeds $1,000,000 in any year. Under amendments to the Internal Revenue Code (the "Code") adopted in 1993, corporations whose stock is publicly traded generally will not be entitled to deduct remuneration paid to "covered employees" to the extent that payments for any year to any such employee exceed $1,000,000, unless the payments are made under qualifying performance-based compensation plans. Citicorp believes that if the Plan is approved by the stockholders, it will qualify as a performance-based compensation plan under the Code and proposed regulations published by the Internal Revenue Service, although Citicorp has not requested or received, and does not expect to receive, a ruling from the Internal Revenue Service to that effect.

     Because the Plan has been designed solely to meet the requirements of the Code, it will be applicable only to annual incentive awards paid to those executive officers who are "covered employees" (as defined in the applicable provision of the Code) for that year. Citicorp expects that annual incentive awards to those executives will be paid under the Plan rather than under the current annual incentive program. Currently, "covered employees" include the Chairman and the four most highly compensated executive officers other than the Chairman. Citicorp intends to continue to compensate its other executive officers under the compensation plans and policies described elsewhere in this Proxy Statement under the caption "Personnel Committee Report on Executive Compensation."

     Awards under the Plan may be paid in cash, Citicorp stock or any other consideration determined by the Personnel Committee at or prior to the time the awards are made. The awards may be payable immediately or on a deferred basis. The Personnel Committee will have the authority to amend the Plan, provided that no amendment that requires stockholder approval under the Code and the related regulations may be made without such approval.

     The amounts of any awards that may be payable to participating executive officers under the Plan in future years cannot currently be determined. If the Plan had been in effect in 1993, the maximum awards payable, in the discretion of the Personnel Committee, to the covered executive officers would have been approximately $9,600,000 to all five executive officers as a group and $3,400,000 to any one executive officer. The Personnel Committee believes that it would have awarded to each of the executive officers the same annual cash incentive award that he received in January 1994. As described on page 18 of this Proxy Statement, all such executive officers as a group received annual incentive awards of $5,975,000, and the highest award paid to any such executive officer was $3,000,000.

     Approval of the Plan requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
- --------------------------------------------------------------------------------

IV.  STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     The Board believes it appropriate to submit for action by the stockholders its selection of KPMG Peat Marwick ("Peat Marwick"), certified public accountants, as auditors of Citicorp for the year 1994. The appointment of this firm was recommended to the Board by its Audit Committee, composed of directors who are not officers or employees of Citicorp or Citibank, who reviewed the professional competence of the firm and its audit program. As auditors of Citicorp in 1994, Peat Marwick would also audit Citibank. Peat Marwick has served as the independent auditor for Citibank since 1964 and for Citicorp since it commenced operations in 1968. For reasons of effectiveness and economy, it has been Citicorp's practice to require the Peat Marwick partner in charge of Citicorp's assignment to be rotated from time to time, rather than changing accounting firms at intervals.

     The firm provides various audit services to Citicorp and its subsidiaries on a worldwide basis. Fees for such audit services during 1993 amounted to $15,464,000.

     Representatives of Peat Marwick are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters.

     Adoption of this proposal requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.
- --------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS

     Management has determined that each of the following stockholder proposals should be opposed. Adoption of each stockholder proposal requires the affirmative vote of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.
- --------------------------------------------------------------------------------

V.  STOCKHOLDER PROPOSAL

     Mr. John J. Gilbert, 1165 Park Avenue, New York, New York 10128, who holds 200 shares of Citicorp common stock and represents an additional family interest of 600 shares, together with the late Lewis D. Gilbert, has advised Citicorp that it is his intention to present the following resolution for consideration and action by stockholders at the 1994 Annual Meeting:

     RESOLVED, that the stockholders of Citicorp, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     REASONS: Continued very strong support along the lines we suggest were shown at the last annual meeting when 26.2%, owners of 61,485,246 shares, were cast in favor of this proposal. The vote against included 5,211 unmarked proxies.

     A law in California provides that all state pension holdings, as well as state college funds, invested in shares, must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

     The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Thus, with many banking failures the result is that taxpayers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

     Because of the normal need to find new directors and the need for directors on the compensation and other committees, we think cumulative voting is the answer; and also to see that dividends are paid, so that dividend reinvestment plans are possible, like other banks have. In addition, some recommendations have been made to carry out the Valdez 10 points. The

11th should be to have cumulative voting and to end stagger systems of electing directors, in our opinion.

     Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting.

     Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In Fortune magazine it was ranked second as "America's Most Admired Corporations" and the Wall Street Transcript noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe Citicorp should follow their example.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

MANAGEMENT'S COMMENT

     Cumulative voting is not in the best interest of Citicorp or its stockholders. Directors elected as a result of cumulative voting are likely to advocate the special viewpoints of the few stockholders who elected them rather than those of all stockholders. Cumulative voting is not part of the democratic political process, and Citicorp does not believe it should become part of its corporate electoral process.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

VI.  STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037, who represents 200 shares of Citicorp common stock, has advised Citicorp that it is her intention to present the following resolution for consideration and action by stockholders at the 1994 Annual
Meeting:

     RESOLVED, that the stockholders of Citicorp recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

     REASONS, the President of the U.S.A. has a term limit, so do Governors of many states.

     Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

     No director should be able to feel that his or her directorship is until retirement.

     If you AGREE, please mark your proxy FOR this resolution.

MANAGEMENT'S COMMENT

     Implementation of this proposal would be detrimental to Citicorp in two key respects. First, since the proposal would arbitrarily disqualify those directors who had served for six years, Citicorp stockholders would be denied the opportunity to evaluate and vote for or against those directors on the basis of merit. Second, Citicorp management's effectiveness would be undermined rather than enhanced because Citicorp would be deprived of sophisticated, insightful and experienced directors for no compelling reason. Indeed, experience as a member of the Board is a particularly valuable asset for a Citicorp director because of the complexities associated with formulating policies and strategies for Citicorp's global franchise within the regulatory framework in which the corporation operates.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

VII.  STOCKHOLDER PROPOSAL

     Sister Kathleen Gilbride, Corporate Responsibility Coordinator for the Sisters of Charity of Saint Vincent de Paul of New York, Mount St. Vincent-on-Hudson, Bronx, New York 10471, owners of 8,100 shares of Citicorp common stock, Sister Laurie Michalowski, SSSF for the Passionist Missions, 5700
N. Harlem Avenue, Chicago, Illinois 60631, owners of 100 shares, and Michael Kelly, Manager, Corporate Cash and Investments, Sisters of Charity of the Incarnate Word Health Care System, 2600 North Loop West, Houston, Texas 77092, owners of 45,000 shares, have advised Citicorp that it is their intention to present the following resolution for consideration and action by the stockholders at the 1994 Annual Meeting:

     WHEREAS, the developing world owes over $1.3 trillion to industrialized countries, one-third of this debt is owed to U.S. commercial banks and the U.S. government. In 1990, debt service resulted in a net transfer of approximately $60 billion from the South to the North, according to the World Bank. This enormous financial drain has had an adverse effect on the debtor countries' poorest sectors, which in many cases never benefited from loans and certainly did not incur them;

     Michel Camdessus, the IMF's former Managing Director, said: "Too often in recent years it is the poorest segments of the population that have carried the heaviest burden of economic adjustment." UNICEF noted that for one-sixth of humanity "the march of human progress has become a retreat . . . it is the children who are bearing the heaviest burden of debt and recession in the 1990's";

     Latin American countries owe U.S. commercial banks more than half a trillion dollars. One of five Latin Americans lives in poverty, one of every three consumes fewer calories than the level recommended by the World Health Organization. One out of every 20 of the region's children dies before the age of one;

     In industrializing countries like Mexico, Argentina and the Philippines, we believe that loans were largely absorbed not by projects which foster widespread social development but by (1) large projects which did little to reduce poverty, resulting in (2) burdensome interest payments on past loans, and permitting (3) capital flight, and (4) military spending;

     For example, Brazil used foreign loans to finance three dysfunctional nuclear power plants which cost billions of dollars and produce no electricity;

     We believe more responsible lending criteria will reduce the bank's future risks and losses by taking into full account the potential loans' social, economic, political, and ecological impact on the people and environment of less economically developed countries;

     We believe the bank's long-term investment mandates lending, restructuring and write-off criteria, which support debtor nations' human rights, economic and political democracy, environmental protection and sustainable growth;

     RESOLVED, that the shareholders request that Citicorp take the following measures to protect itself, its shareholders, the financial community and the people of developing countries from unsustainable exposure in those countries by establishing and disclosing to shareholders human rights, social, political, and ecological criteria for:

          1. Extending loans to or promoting other bank products in developing countries, and

          2. Writing off existing loans which place an intolerable burden on the population.

     SUPPORTING STATEMENT: We believe it is important to protect the people of the developing countries from past loan practices which have at times jeopardized their economies and ecologies and even the very survival of the poor. Responsible lending practices which promote a more viable global economy are also needed to protect our corporation and its shareholders, as well as U.S. jobs and overseas markets.

MANAGEMENT'S COMMENT

     Citicorp's position on this issue is unchanged since this proposal was last submitted in 1991, when over 96% of the shares voting supported the Board of Directors' position and voted against the proposal.

     Since 1982, Citicorp has devoted substantial resources to managing the Third World debt problem. During this period, Citicorp has played a leading role in the banking industry's collective effort to restructure, reschedule and refinance the commercial bank debt of affected debtor countries.

     Management believes that Citicorp's comprehensive involvement in and long-term commitment to the developing world has provided Citicorp with a unique understanding and sensitivity to the concerns expressed in the proposal. Indeed, Citicorp is one of the few major international banks to have continued and expanded its business interests in developing countries.

     The proposal, however, requests Citicorp to disclose the criteria employed by its credit officers in making specific credit decisions. That would be undesirable for two reasons. First, it is likely that confidential customer information would be divulged. Second, management's independent decision-making function of attributing greater weight to certain factors at the expense of others would be undermined.

     At the same time, Citicorp management does not believe that writing off or forgiving commercial bank loans is the answer to economic problems facing these countries. In cooperation with governments of many borrower countries, creditor banks have found other ways to ease the debt burden over the years--including the lengthening of loan payback periods, the lowering of interest payments and the provision of debt-for-equity swaps. A number of countries have resolved their external-debt problems through negotiations with creditors, and others are doing so. These approaches, together with other sound business and government policies, can help to bring about real growth in a country's economy, and thereby offer the chance of lasting prosperity.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

VIII.  STOCKHOLDER PROPOSAL

     Richard A. Dee, 115 East 89th Street, New York, New York 10128, who holds 144 shares of Citicorp common stock, has advised Citicorp that it is his intention to present the following resolution for consideration and action by the stockholders at the 1994 Annual Meeting:

     Stockholders of publicly-owned corporations do not "elect" directors. Directors are selected by incumbent directors and managements, and stockholders merely "ratify" or approve those selections--in much the same way that they ratify selections of auditors.

     Approval of this proposal would provide the owners of Citicorp, its stockholders, a real opportunity each year to vote for and to elect, from a group of nominees, those director candidates whose qualifications and stated intentions they favor.

     The term "Election of Directors" has been misused for many years in proxy materials to refer to the process by which directors are empowered. The term is not only inappropriate, it is misleading. Regardless of how many stockholders have been "deceived" into believing that they participated in genuine elections of directors, all stockholders have been "denied" their rights to genuine elections.

     Incumbent directors and managements anxiously protect their absolute power over corporate activities and corporate governance. The base of that power is control of board composition. By ignoring the "elective process rights of stockholders," they preserve that absolute power--aided, unintentionally, by those stockholders who, lacking interest and/or concern, willingly forgo their rights as corporate owners.

     Elected public officials, as was emphatically demonstrated in the last two general elections, are being held accountable by constituents. Corporate directors, however, continue to answer only to fellow directors, most of whom are friendly top management folk moonlighting very profitably on one another's boards. Perhaps "directors for hire" would be on fewer boards, and would devote more time to and serve more effectively their primary employers, if directors' fees went to those employers instead of to directors.

     As long as incumbents select only the number of so-called candidates as there are directorships to be filled, and as long as it is virtually impossible for stockholders to utilize successfully what is purported to be their right to nominate and to elect directors, no practical means exists for stockholders to bring about director turnover.

     It is hereby proposed that the Board of Directors, at its next meeting, adopt a resolution calling for the Committee on Directors to nominate each year twice as many candidates as there are directorships to be filled, including among candidate qualifications presented to stockholders in the Proxy Statement, a Statement from each as to why he or she deserves to be elected.

     Although all nominees would continue to be selected by incumbents, approval of this proposal would enable stockholders to replace from one director to the entire board if they become dissatisfied with corporate activities, policies or performance. That's not a happy prospect even for those able to nominate all of their possible successors!

     Current statutory restraints make it impossible to include in this proposal any mechanism to enable stockholders to participate meaningfully in director nominations. Citicorp is incorporated in Delaware, a.k.a. "Corporate Heaven"--which boasts a long and profitable history of "stockholder abuse" based on its continual pandering to those who get control of corporations instead of to those who own them.

     Please vote FOR this proposal.

MANAGEMENT'S COMMENT

     In Citicorp management's opinion, the proposal is clearly not in the best interest of the corporation. The Citicorp Board's Committee on Directors carefully considers nominees for directorships among a select group of individuals who are both professionally qualified and legally eligible to serve as directors of a U.S. bank holding company. Based on its judgment as to which of those candidates will best serve the interests of stockholders, the Committee makes its recommendations to the Board. Therefore, in calling for the Committee to nominate each year twice as many candidates as there are directorships to be filled, the proposal imposes an unreasonable burden on the Committee and diminishes the value of the Committee's recommendations without justification.

     The proposal not only lacks merit, but also contains a number of statements which lack a sound basis. In particular, the proponent's assertions which impugn the integrity not only of Citicorp's directors and its electoral process, but even its reasons for incorporating in Delaware, are unfounded.

     Citicorp's directors are accountable to stockholders in two significant ways. First, directors are legally accountable by virtue of their fiduciary responsibilities. Second, stockholders who are dissatisfied with management performance may seek recourse by simply exercising their legal authority to withhold their votes for one or more nominees. Indeed, given these dual sources of accountability, the proposal's assertions grossly misrepresent the serious manner in which members of Citicorp's Board select nominees for directorships and fulfill their fiduciary obligations to stockholders.

     With respect to the corporation's state of incorporation, Citicorp, along with many other companies, incorporated in Delaware in order to avail itself of that state's progressive corporation laws and efficient governmental apparatus, as well as its experienced judiciary, which is sensitive to the interests of both management and stockholders. These are significant factors which have contributed to the success of the corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
- --------------------------------------------------------------------------------

OTHER MATTERS

     The cost of solicitation of proxies will be borne by Citicorp. Proxies may be solicited by mail, personal interview, telephone or telegraph. Directors, officers and regular employees of Citicorp may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $17,000 plus out-of-pocket expenses.

     As of the date of this Proxy Statement, Citicorp does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

     Only stockholders of record at the close of business (5:00 P.M., New York City time) on February 18, 1994, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of Citicorp's Board of Directors, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the undersigned. If no directions are given, proxies will be voted (i) for the election of directors, (ii) for the approval of the amended and restated Stock Purchase Plan, (iii) for the approval of the 1994 Annual Incentive Plan, (iv) for the approval of the selection of independent auditors and (v) against the stockholders' proposals. On any of these matters, abstentions and broker non-votes are not considered votes cast.

     Copies of Citicorp's Annual Report and Form 10-K for the year ended December 31, 1993 may be obtained without charge by writing to Corporate Affairs Distribution, Citicorp, 850 Third Avenue, 13th Floor, New York, New York 10043,
Attention: Jeffrey Barnard, or by telephone request to (212) 559-3199.

     Stockholders may receive a report on all proposals at the 1994 Annual
Meeting without charge by writing to the Office of the Assistant Secretary, Citicorp, 399 Park Avenue, New York, New York 10043.
- --------------------------------------------------------------------------------

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN CITICORP'S
1995 PROXY STATEMENT

     In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, Citicorp will accept proposals of stockholders for possible inclusion in Citicorp's 1995 Proxy Statement through the close of business on November 8, 1994.

By order of the Board of Directors,

/s/ Charles E. Long

CHARLES E. LONG
Executive Vice President and Secretary

                                     (LOGO)
                           Printed on recycled paper.

                    APPENDIX TO ELECTRONIC FORMAT DOCUMENT


        On the cover of the printed version, there is a halftone illustration of the earth from above the Pacific Ocean, with lines of longitude and latitude shown.

        In the section in the printed version on the Election of Directors, appear head and shoulder photographs of the 16 nominees.

PROXY                                                            CITICORP

PROPOSALS OF THE BOARD OF DIRECTORS
The Directors Recommend a Vote FOR

I.   Election of Directors *

     FOR      NOT FOR   ABSTAIN
     / /        / /       / /

II.  To approve an amended and restated Stock Purchase Plan

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

III. To approve the 1994 Annual Incentive Plan

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

IV.  Independent Auditors

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

* To withhold authority to vote for any individual see instructions on the reverse side of this card.

STOCKHOLDER PROPOSALS
The Directors Recommend a Vote AGAINST

V.     Cumulative Voting

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

VI.    Limit terms of outside directors to six years

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

VII. Establish and disclose to stockholders the social, political, ecological, and human rights criteria for extending loans, promoting bank products, and writing off loans in less developed countries

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

VIII. Committee on Directors should recommend twice as many directors as there are directorships to be filled for election at each annual meeting

     FOR      AGAINST   ABSTAIN
     / /        / /       / /

/ / Check box to eliminate sending future annual reports for this account. Securities and Exchange Commission rules require that at least one account continue to receive the annual report.






Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors, "FOR" the proposal to approve an amended and restated Stock Purchase Plan, "FOR" the proposal to approve the 1994 Annual Incentive Plan, "FOR" the proposal on Independent Auditors, and "AGAINST" the stockholder proposals.


This Proxy is Solicited on Behalf of the
          Board of Directors
- ----------------------------------------
Please Sign Here exactly as your name(s) appear(s) to the left

________________________________________
________________________________________
Dated___________________________________
When signing as attorney, executor,
administrator, trustee, or guardian,
please give full title.

PROXY                                                              CITICORP
- ---------------------------------------------------------------------------
INSTRUCTIONS - To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.


D.W. Calloway      J.S. Reed        R.B. Smith
C.H. Chandler      W.R. Rhodes      C.J. Steffen
P.Y. Chia          R.L. Ridgway     F.A. Thomas
P.J. Collins       H.O. Ruding      E.S. Woolard, Jr.
K.T. Derr          F.A. Shrontz
H.J. Haynes        M.H. Simonsen

Stock is NOT to be voted for the following nominee(s) for director:
___________________________________________________________________
___________________________________________________________________
___________________________________________________________________

Annual Meeting of Stockholders - April 19, 1994, 9:00 A.M. (New York City
Time), 399 Park Avenue, New York, NY

The undersigned appoints P.J. Collins, J.S. Reed, and W.R. Rhodes, or any of them, proxies, each having power to substitute another person, to vote all the stock of Citicorp held of record by the undersigned on February 18, 1994 at the Annual Meeting of Stockholders of Citicorp, to be held on April 19, 1994 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) on the other matters set forth in the Proxy Statement. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

- ---------------------------------------------------------------------------
Please indicate on the reverse side of this card how your stock is to be voted. Unless you otherwise indicate, this proxy will be voted "FOR" the election of directors, "FOR" the proposal to approve an amended and restated Stock Purchase Plan, "FOR" the proposal to approve the 1994 Annual Incentive Plan, "FOR" the proposal on Independent Auditors, and "AGAINST" the stockholder proposals.
- ---------------------------------------------------------------------------

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend. We thank you for your interest.



This Proxy is Solicited on Behalf of the Board of Directors

                                                                  ATTACHMENT 1

                  CITICORP 1994 STOCK PURCHASE PLAN


1.    Definitions

      (a) "Agreement" means a stock purchase agreement, the form of which has been approved by the Committee, pursuant to which Employees may purchase Common Stock under the Plan.


      (b)   "Board" means the Board of Directors of Citicorp.

      (c) "Closing Date" means the last day of the stated term of an Agreement as set forth therein and as established by the Committee.

      (d)   "Committee" means the Personnel Committee of the Board.

      (e) "Common Stock" means Citicorp common stock, $1.00 par value.

      (f) "Compensation" means regular fixed basic compensation plus "regular" shift differential, as of the date indicated in the related Agreement, expressed as an annual rate. It does not include any bonus, overtime payments, or similar distributions or contributions to any employee benefit plan of Citicorp or any Related Corporation.

      (g) "Employees" means all U.S. and non-U.S. based regular employees (full- and part-time) of Citicorp or a participating Related Corporation (including officers and directors who are also employees of Citicorp or a participating Related Corporation) who were actually employed by Citicorp or a participating Related Corporation as of the date indicated in the related Agreement and remain actively employed through the date on which employees and Citicorp enter into Agreements with respect to such offering.

      (h) "Fair Market Value" as of any given date means the average of the highest and the lowest quoted selling price on the New York Stock Exchange (the "NYSE") of a share of Common Stock on such date.

      (i) "Plan" means the 1988 Stock Purchase Plan, as hereby amended and restated in its entirety, hereafter known as the 1994 Stock Purchase Plan, and as described herein.

      (j) "Related Corporation" means any corporation (other than Citicorp) in an unbroken chain of corporations including Citicorp provided that, on the date of each Agreement hereunder, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

      (k) "Resulting Shares" means all shares issued by means of dividends, splits, combinations or reclassifications thereon and any securities issued in respect thereto.

                  CITICORP 1994 STOCK PURCHASE PLAN


2.    Purpose

      This 1994 Stock Purchase Plan is intended to serve as an employment incentive and to encourage equity ownership by Employees in order to increase their proprietary interest in Citicorp's success. This Plan is intended to amend and restate Citicorp's 1988 Stock Purchase Plan.

3.    Administration

      The Plan will be administered by the Committee. The Committee may (but is under no obligation to) in its sole discretion determine, from time to time, that Citicorp shall offer to enter into Agreements with Employees and the Committee shall determine whether such Agreements shall be offered under
      Section 7 or Section 8 of the Plan. The Committee may also, in its sole discretion but subject to the express provisions of the Plan:

      (a) determine the form and provisions of the Agreements to be entered into hereunder;

      (b) determine which Related Corporations shall participate in the Plan;

      (c) decide questions which may arise with respect to the interpretation, construction or application of the Plan or any Agreement; and

      (d) prescribe, amend and rescind rules and regulations relating to the Plan.

      Any interpretation and construction by the Committee of any Plan provision or any Agreement or any determination by the Committee pursuant to any Plan provision or any Agreement shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in Citicorp's Restated Certificate of Incorporation, as it may be amended from time to time.

      The Committee may designate persons other than its members to carry out its responsibilities other than its authority to determine, from time to time, that Citicorp shall offer to enter into Agreements.

4.    Eligibility

      (a) Only Employees are eligible to participate in the Plan. For purposes of determining whether or not an individual is an Employee:

                  (i) employment by an entity all or substantially all of the assets of which have been acquired by or which have been merged into Citicorp or a Related Corporation shall be considered as employment by Citicorp or a Related Corporation; and

                  (ii) employment by any other entity which the
                       Committee determines,

                  CITICORP 1994 STOCK PURCHASE PLAN


                       under nondiscriminatory rules uniformly applied to similarly situated persons, shall be deemed to be employment by Citicorp or a Related Corporation.

      (b) No Employee may enter into an Agreement if such Employee, immediately after the Agreement is entered into, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of Citicorp or any Related Corporation. For this purpose, the rules of
            Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an Employee, and stock which the Employee may purchase under outstanding Agreements shall be treated as stock owned by the Employee.

5.    Stock

      (a) The stock subject to Agreements shall be shares of authorized but unissued Common Stock, shares of Common Stock held as Treasury Stock or shares of Common Stock purchased on the open market. Subject to adjustment in accordance with the provisions of Section 9 below, the total number of shares of Common Stock which may be the subject of Agreements shall not exceed 25,000,000 shares.

      (b) In the event that any Agreement for any reason expires or is terminated, any shares of Common Stock which were the subject of such Agreement but were not thereby purchased may be subject to a subsequent Agreement or other agreement entered into under a similar stock purchase plan or otherwise.

6.    Number of Shares An Employee May Purchase

      (a) Citicorp may grant to Employees an election to purchase, pursuant to the terms of an Agreement, such number of shares of Common Stock as shall have an aggregate purchase price not in excess of such percentage (not to exceed 100%) of each Employee's Compensation, if any, as the Committee may specify or may be permitted by applicable law or such aggregate purchase price of shares as the Committee may specify. For purposes of each Agreement, Compensation will be determined from the payroll records of Citicorp or the Related Corporation, or both, on the date the Employee enters into the Agreement with Citicorp or such other date as may be stated in the Agreement pursuant to which Employees enroll to purchase shares under the Plan. An Employee may elect to purchase shares with an aggregate purchase price that is less than the aggregate purchase price which he or she is eligible to elect to purchase and to make multiple elections to purchase shares so long as the aggregate purchase price of all shares purchased does not exceed the amount for which such Employee is enrolled.

      (b) Notwithstanding the foregoing provisions of this Plan, no Employee may enter into an Agreement permitting the purchase of shares if such Employee would thereby have entered into Agreements under the Plan and/or any other stock purchase plan of Citicorp and its Related Corporations that would permit such Employee to purchase shares of Common Stock at a rate based on the aggregate purchase price of such

                  CITICORP 1994 STOCK PURCHASE PLAN


            shares that exceeds a total of $25,000 in Fair Market Value of such shares (determined at the date of the Agreement) for each calendar year in which any such Agreement with such Employee is outstanding at any time. Any Agreement which causes such total to exceed such limit (determined at the date of such Agreement) shall be null and void to the extent of such excess.

7.    Terms and Conditions Of Agreements For Fixed Purchase Price
      Offerings

      Agreements to be entered into under this Section pursuant to which an Employee will be granted the right to purchase shares of Common Stock shall be in such form as the Committee shall, from time to time, approve, and shall comply with and be subject to the following terms and conditions:

      (a)   Purchase Price

            The "Purchase Price" for a share of Common Stock purchased under an Agreement will be the Fair Market
            Value of a share on the date of the Agreement.

      (b)   Purchase of Shares

            Shares of Common Stock purchased by an Employee under the Plan shall be paid for with: (1) funds accumulated in the Purchase Account as described in Section 7(c); (2) a combination of such funds together with additional funds, if necessary, provided by the Employee in the event of a purchase of shares pursuant to Section 7(i) or Section 7(j); (3) shares of Common Stock, as provided in
            Section 7(d); or (4) in any other manner as may be approved by the Committee and set forth in such Agreement.

      (c)   Purchase Account

            (i) Pursuant to the terms of each Agreement, each Employee who enrolls in the Plan will authorize Citicorp or the Related Corporation, as the case may be, to deduct from his or her compensation, throughout the duration of such Agreement, commencing on the date indicated in such Agreement, substantially equal amounts sufficient to accumulate as of the Closing Date, with allowance for interest paid thereon as determined in accordance with the terms of such Agreement, the aggregate purchase price of the shares covered by such Employee's Agreement. Each Employee shall direct Citicorp or the Related Corporation, as the case may be, to deposit such withheld amounts in a time deposit open account (the "Purchase Account") with Citibank, N.A. or a subsidiary bank or other depository institution of Citicorp (the "Bank"). The Employee shall further agree that he or she shall only withdraw and be paid the funds so accumulated on his or her behalf in the Purchase Account pursuant to the terms of the Agreement.

            (ii) If required by applicable law or regulation, Purchase Accounts may be opened at foreign branches of the Bank, at branches of a Related Corporation or at other banks or depository institutions approved by Citicorp. Such accounts

                  CITICORP 1994 STOCK PURCHASE PLAN


                       shall be maintained and bear interest in accordance with local practice.

            (iii) Citicorp shall cause the Bank at all times to pay interest on amounts held in any Purchase Account at a rate which may be calculated by reference to a formula or another rate, in each case as established by the Committee prior to the commencement of each offering under the Plan. Such interest rate shall remain in force for the full term of any Agreement entered into under the terms of the Plan. Records shall be maintained showing the amount on deposit in each Purchase Account and the amount of interest allocable to it, as well as the amount held in such Purchase Account on behalf of each Employee.

      (d)   Purchase With Common Stock

            Notwithstanding the provisions of Section 7(c) concerning Purchase Accounts, the Committee in its discretion may permit Employees to purchase shares covered by an Agreement with shares of Common Stock, under any terms or conditions as may be set forth in the Agreement.

      (e)   Term Of Agreements

            Each Agreement shall have a stated term as established by the Committee but in no event shall any Agreement have a term of more than 27 months.

      (f)   Date On Which Shares Must Be Purchased

            Each Agreement shall provide that, subject to termination pursuant to Section 7(h) or to earlier purchase pursuant to Section 7(i), any shares to be purchased thereunder must be purchased on the Closing Date provided for in the Agreement.

      (g)   Employee's Purchase Directions

            (i) Subject to termination pursuant to Section 7(h) or to earlier purchase pursuant to Section 7(i), each Agreement entered into under this Section 7 shall specify the aggregate purchase price of shares of Common Stock or the means for calculating the number of shares of Common Stock that the Employee may thereby purchase and shall provide that the Employee may purchase all of such shares on or prior to the Closing Date. Each Agreement shall further provide that on the Closing Date Citicorp will purchase shares of Common Stock with all the funds in the Purchase Account on the Closing Date, without further authorization, but only if the Fair Market Value on the Closing Date is equal to or higher than the Purchase Price. If the Fair Market Value on the Closing Date is lower than the Purchase Price, the amount then held in the Purchase Account on behalf of Employees will be returned to such Employees by check.

            (ii) If an Employee desires to purchase fewer than all of the shares covered by his

                  CITICORP 1994 STOCK PURCHASE PLAN


                  or her Agreement, such Employee may do so by notifying the party specified in the Agreement in the manner so provided on or before the Closing Date. Should the Employee fail to deliver such notification, such failure shall be deemed an election by the Employee to purchase the number of shares for which such Employee had enrolled (and not already purchased) under the Agreement on the Closing Date and to have any amount in the Purchase Account held on behalf of such Employee applied toward such purchase, subject to clause (i) above.

      (h)   Termination of Agreement

            An Employee who has entered into an Agreement under this Section may at any time on or before the Closing Date terminate the Agreement in its entirety by written notice of such termination delivered in the manner set forth in the Agreement to such person or persons as may be specified in the Agreement. Upon such termination, Citicorp shall cause all funds including interest, if any, then held on deposit on behalf of such Employee in the Purchase Account to be paid to such Employee and further payroll deductions shall cease within a reasonable time of notification of such Employee's termination of such Agreement.

      (i)   Election To Purchase Prior To Closing Date

            Each Agreement shall provide that Employees may elect, prior to the Closing Date, to purchase all or a portion of the shares covered by an Agreement by providing a notification to the party specified in the Agreement by the date specified therein to purchase shares on the last business day of the month in which such notification is received.

      (j)   Termination of Employment

      The rights granted to each Employee under an Agreement shall terminate at the earliest occurrence of any of the following:

            (i) termination of employment, except as provided in the paragraph below and except in the case of the retirement or death of such Employee. For these purposes, retirement is defined as termination of employment on or after age 55, except for cause. If, however, such termination of employment results from the discontinuance or sale of the business that employed such Employee, then, at the sole discretion of the Committee, the Employee shall be deemed to have continued in employment until the end of the month following such Employee's termination (unless the Closing Date would occur first, in which event such employment shall be deemed to have continued only until the Closing
                  Date).

            (ii) the expiration of three months after the date of such Employee's retirement, or such lesser period as may be required under applicable provisions of the Internal Revenue Code of 1986, as amended. The Committee may extend the

                  CITICORP 1994 STOCK PURCHASE PLAN


                  time period over which an Employee may exercise his or her rights under an Agreement in the event of such Employee's retirement, but in no event may such period extend beyond the Closing Date specified in such Agreement.

            (iii) the expiration of twelve months after the date
                  of such Employee's death if such Employee dies while employed by Citicorp or within the period of time after such Employee's retirement commences during which such Employee was entitled to exercise his or her rights under such Agreement, but in no event beyond the Closing Date specified in such Agreement. During such twelve-month period, such Employee's estate, personal representative, or beneficiary shall have the right to exercise such Employee's rights under such Agreement to the extent such rights have not been exercised prior to such Employee's death.

            (iv) action by the Committee at any time prior to a Change of Control (as defined in Section 10 below) specifying a termination date of such Employee's rights under such Agreement in the event of a Change in Control.

      The Committee shall have discretion to determine whether military or government service or an authorized leave of absence (as a result of disability or otherwise) shall constitute a termination of employment for purposes of the Agreement. Any determination made by the Committee with respect to any matter referred to in this Section shall be binding on all persons affected thereby. In the event that an Employee's employment is terminated following a Change in Control, such Employee's rights under an Agreement shall not terminate on such date but shall instead continue in force and effect, and may be exercised, until the date that is one year after such date of termination of employment (or such later date as may be determined as provided above), provided that in no event shall any Employee's rights under any Agreement continue in force and effect after the Closing Date specified in the Agreement.

8.    Terms And Conditions Of Agreements For Periodic Purchase
      Offerings

      Agreements to be entered into under this Section pursuant to which an eligible Employee will be granted the right to purchase shares of Common Stock shall be in such form as the Committee shall, from time to time, approve and shall comply with and be subject to the following terms and conditions.

      (a)   Purchase Price

            The purchase price shall be determined in a manner determined by the Committee but in no event shall the purchase price be less than 85 percent of the Fair Market Value of a share on the Purchase Date (as defined in Section 8(c)).

      (b)   Election To Participate

            Each Employee may participate in the Plan by filing with the Committee or its designee, prior to the effective date of the first offering under this Section 8 and any

                  CITICORP 1994 STOCK PURCHASE PLAN


            subsequent anniversary thereof, an Election to Purchase form authorizing specified regular payroll deduction amounts over the following twelve-month period not to exceed in total amount over such period such maximum amount (subject to the limits of Section 6(b)) or such minimum amount as the Committee shall determine. Payroll deductions shall be made regularly and in equal amounts during the period of one year commencing on the effective date of the first offering under this Section 8 or each anniversary date thereof, as the case may be (the "Purchase Period"), and shall be credited, as promptly as practicable, to the name of each Participant. A participating Employee may at any time withdraw the balance of his or her payroll deductions not theretofore invested and thereby cease to be a participating Employee in the Plan until such period as the Committee shall specify if the Agreement must elapse before his or her participation may re-commence. Subject to such rules as the Committee may establish, a participating Employee may decrease his or her payroll deduction during the Purchase Period by filing a new Election to Purchase form.

      (c)   Purchase Date

            The Committee shall have the authority to establish the dates (each a "Purchase Date") on which share purchases shall be made during a Purchase Period. As of each Purchase Date, there shall be purchased the number of whole and fractional shares determined by dividing the amount of the participating Employee's accumulated payroll deductions not theretofore invested by the purchase price as determined in Section 8(a).

      (d)   Investment Accounts

            All whole and fractional shares purchased shall be credited to a separate investment account for each participating Employee. The Committee may specify in the Agreement that all dividends paid with respect to the whole and fractional shares in a participating Employee's investment account shall be paid in cash or that dividends shall be combined with payroll deductions and automatically applied to the purchase of whole and fractional shares of Common Stock. The procedure for the issuance of certificates representing full shares held in the investment accounts will be established by the Committee from time to time.

      (e)   Title of Accounts

            Each investment account shall be in the name of the Employee, or at the discretion of the Committee, in the participating Employee's name jointly with a member of his or her family with right of survivorship or, if a participating Employee is a resident of a jurisdiction which does not recognize such a joint tenancy, in his or her name as tenant in common with a family member, without right of survivorship.

      (f)   Retirement, Termination And Death

            In the event of a participating Employee's retirement or termination of employment, a certificate for the full shares in his or her investment account shall be issued to him

                  CITICORP 1994 STOCK PURCHASE PLAN


            or her, and cash equivalent to the Fair Market
            Value of his or her fractional shares and the cash amounts credited to the name of such participant not theretofore invested shall be refunded to him or her. In the event of the death of a participating Employee, his or her investment account, if without rights of survivorship, shall be distributed to his or her executor, administrator, or personal representative.

      (g)   Termination Of Plan

            In the event of termination of the Plan, a certificate for the full shares in each participating Employee's investment account shall be issued to him or her, and the cash equivalent at Fair Market Value of each participant's fractional shares and the cash amounts credited to the name of each participant not theretofore invested shall be refunded to each participant.

      (h)   Term Of Agreements

            Each Agreement shall have a stated term as established by the Committee but in no event shall any Agreement have a term of more than five years.

9.    Recapitalization

      The aggregate number of shares of Common Stock which may be covered by all Agreements, the number of shares covered by each Agreement, and the price per share as established in accordance with each such Agreement shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by Citicorp; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make proportional adjustments in the Agreements of non-insiders in its discretion if an increase or decrease in the number of issued shares results from events other than those described in the preceding sentence.

10.   Change of Control

      (a) In order to maintain Employees' rights in the event of a Change of Control, as hereinafter defined, the Committee, in its sole discretion, may, either at the time an Agreement is entered into or at any time prior to or coincident with or after the time of a Change of Control, make such adjustment to the Agreements then outstanding as the Committee deems appropriate to reflect such Change of Control or cause the Agreements then outstanding to be assumed, or new Agreements substituted therefor, by the surviving corporation in such Change of Control. The Committee may, in its discretion, include such further provisions and limitations in any Agreement as it may deem equitable and in the best interests of Citicorp.

      (b) The Committee may determine that a "Change of Control" of Citicorp shall be deemed to have occurred if and when:

                  CITICORP 1994 STOCK PURCHASE PLAN


            (i) any person, including a "person" as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act"), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power of Citicorp's then outstanding securities;

            (ii) any transaction occurs with respect to Citicorp which is subject to the prior notice requirements of the Change in Bank Control Act of 1978;

            (iii) any transaction occurs with respect to Citicorp
                  which will require a "company" as defined in the Bank Holding Company Act of 1956, as amended, to obtain prior approval of the Federal Reserve Board under Regulation Y;

            (iv) the adoption of any plan or proposal for the liquidation of Citicorp by the stockholders of Citicorp; or

            (v) individuals who, as of the date of adoption, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date of adoption of this Plan whose election, or nomination for election by Citicorp's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

      (c) Notwithstanding the foregoing, the following acquisitions of shares or other securities of Citicorp shall not constitute a Change of Control: (i) any acquisition directly from Citicorp; (ii) any acquisition by Citicorp; and (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Citicorp or any corporation controlled by Citicorp.

      (d) Any good faith determination by the Incumbent Board of whether a Change of Control within the meaning of this Plan has occurred shall be conclusive.

11.   Assignability

      (a) No Agreement shall be assignable or transferable except by will or by the laws of descent and distribution.
            During the lifetime of an Employee who is a party to such an Agreement the shares which are covered by such Agreement may be purchased only by the Employee.

      (b) Amounts on deposit in the Purchase Account may be assigned. If, by the Closing Date of any Agreement entered into pursuant to Section 7, any assignment made has

                  CITICORP 1994 STOCK PURCHASE PLAN


            not been revoked, the portion of such assigned amount will be paid to that third party. Any remaining balance in such account will be disposed of as provided in the Agreement.

12.   Rights As A Stockholder

      An Employee who is a party to an Agreement entered into under the Plan shall have no rights as a stockholder with respect to shares covered by such Agreement until such date as the Employee or his or her nominee is the holder of record of such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

13.   Miscellaneous

      (a) All Agreements entered into and all transactions that occur under this Plan are intended to comply with all applicable requirements of Section 423 or any successor Section of the Internal Revenue Code of 1986, as amended from time to time, and, with respect to persons subject to Section 16 of the 1934 Act, with the conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or any Agreement fails to so comply, such provision shall be deemed invalid and shall be omitted from the Agreements entered into under the Plan to the extent permitted by law and deemed advisable by such administrator, and the remaining terms of the Plan and such Agreements shall not be affected thereby.

      (b)   The Committee may, in its discretion and subject to
            Section 15, modify the Agreements under the Plan to comply with local laws and regulations in order to permit eligible Employees employed outside the United States to receive benefits under the Plan.

      (c) Agreements entered into under the Plan may contain such other provisions as the Committee shall deem advisable.

14.   Term Of Plan

      The effective date of this Plan is May 1, 1994 subject to its approval by shareholders of Citicorp. No Agreement shall be entered into pursuant to the Plan after April 30, 1999.

15.   Amendments

      The Committee may from time to time alter, amend, suspend, or discontinue the Plan or alter or amend any and all Agreements granted under the Plan to the extent permitted by law.
      However, no such action of the Committee may, without the approval of the Board and the stockholders, alter the provisions of the Plan so as to:

      (a) increase the maximum number of shares which may be covered by all Agreements entered into under the Plan or the maximum number of shares which each Employee can elect to have covered by the Agreement;

                  CITICORP 1994 STOCK PURCHASE PLAN


      (b) extend the latest date on which Agreements may be entered into under the Plan beyond April 30, 1999 or the maximum term of any Agreement entered into under Section 7 of the Plan beyond 27 months or any Agreement entered into under
            Section 8 of the Plan beyond five years; or

      (c)   decrease the purchase prices specified in Section 7(a) or
            Section 8(a) hereof, or, directly or indirectly (by cancellation and substitution of Agreements or otherwise), decrease the purchase price applicable to any Agreement entered into under the Plan.

16.   Application Of Funds

      The proceeds received by Citicorp from the sale of Common
      Stock pursuant to Agreements entered into under the Plan will be used for general corporate purposes.

17.   No Obligation To Purchase Shares

      The entering into an Agreement under the Plan shall impose no obligation upon the Employee to purchase any shares covered by such Agreement.

18.   Withholding

      Any amounts to be paid or shares to be delivered by Citicorp under the Plan shall be reduced by any sums required by law to be withheld by Citicorp.

19.   Governing Law

      This Plan and all Agreements entered into under this Plan shall be construed in accordance with and governed by the laws of the State of New York.

                                                                   ATTACHMENT 2


     1994 CITICORP ANNUAL INCENTIVE PLAN FOR SELECTED EXECUTIVE OFFICERS

1.    PURPOSE
      The purpose of the Plan is to permit the Company, through awards of annual incentive compensation qualifying for federal income tax deductions, to attract and retain executives and to motivate these executives to promote the profitability and growth of the Company.

2.    DEFINITIONS
         o "Award" shall mean the amount granted to a Participant by the Committee for a Performance Period under the Plan.

         o "Award Payment Date" shall mean, for each Performance Period, the date that the amount of the Award for that Performance Period shall be paid to the Participant under
            Section 6 of the Plan, without regard to any election to defer receipt of the Award made by the Participant under
            Section 7 of the Plan.

         o "Board of Directors" shall mean the Board of Directors of the Company.

         o "Carryforward Amount," for any Performance Period, means the sum of all amounts included in the Pool Amounts for all prior Performance Periods but not actually paid as Awards, provided that the Carryforward Amount shall never be more than $3 million.

         o "Code" shall mean the Internal Revenue Code of 1986, as amended, and references to particular provisions of the Code shall include any amendments thereto or successor provisions and any rules and regulations promulgated thereunder.

         o "Committee" shall mean the Personnel Committee of the Board of Directors or any other duly established committee or subcommittee meeting the requirements of
            Section 162(m)(4)(c) of the Code that the Personnel Committee of the Board of Directors determines shall act as the Committee for purposes of the Plan.

         o  "Company" shall mean Citicorp.

         o "Disability" shall mean a disability as defined under the Company's Disability Benefits Plan.

         o "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         o  "Executive" shall mean any executive officer of the Company.

         o "Net Income," for any Performance Period, shall mean Citicorp's consolidated net income for the period before extraordinary items and the cumulative effect of accounting changes, determined in accordance with generally accepted accounting principles consistently applied and as reported by management of Citicorp to the Board of Directors following the end of the Performance Period, provided that Net Income shall never be less than zero.

         o "Participant," for a Performance Period, shall mean each Executive who is a "covered employee" (as defined in Section 162(m) of the Code) for that Performance Period.

         o "Performance Period" shall mean the taxable year of the Company or any other period designated by the Committee with respect to which an Award may be granted.

         o  "Plan" shall mean this 1994 Citicorp Annual Incentive
            Plan for Selected Executive Officers, as it may be amended from time to time.

         o "Pool Amount," for any Performance Period, shall mean (a) 0.5% of Net Income plus (b) the Carryforward Amount.

         o "Retirement" shall mean retirement under any retirement plan maintained by the Company.

3.    ADMINISTRATION
      The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to determine the amount of any Awards (subject to the limitations of Section 4) and the type of consideration in which they shall be paid and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders and Participants, Executives, former Executives and beneficiaries. No member of the Committee shall be eligible to participate in the Plan.

4.    ELIGIBILITY AND PARTICIPATION; DETERMINATION OF AWARDS
      (a) Prior to the beginning of each Performance Period, or at such later time as may be permitted by applicable provisions of the Code, the Committee shall establish for each Participant a maximum Award, expressed as a percentage of the Pool Amount for that Performance Period, provided that the total of all such maximum percentages shall not exceed 100% (except to the extent permitted by Section 162(m) of the Code), and the maximum percentage for any single Participant shall not exceed 35%. For the 1994 Performance Period, the Committee shall make the determinations referred to in this paragraph before April 1, 1994.

      (b) Following the end of each Performance Period, the Committee may determine to grant to any Participant an Award, which may not exceed that Participant's maximum Award. The aggregate amount of all Awards under the Plan for any Performance Period shall not exceed the applicable Pool Amount.

5.    PAYMENT OF AWARDS
      Subject to the limitations of Section 6, each Participant shall be eligible to receive, as soon as practicable after the amount of such Participant's Award for a Performance Period has been determined, all or a portion of that Award. Awards may be paid in cash, stock (which may have such restrictions as to transferability or vesting as the Committee shall determine), any other form of consideration determined by the Committee or any combination thereof, provided that for purposes of the Plan the value of any stock so granted shall be the average of the highest and lowest quoted selling prices on the New York Stock Exchange on the date of grant and the value of any other non-cash Award shall be determined by the Committee at the time it is granted. Any stock so granted shall be awarded pursuant to, and subject to the limits on aggregate amounts of stock issuable under, the 1988 Citicorp Stock Incentive Plan, as it may be amended from time to time. In the event a partial amount is paid, the Committee may determine, in its sole discretion, the date when the remaining portion will be paid to the Participant for that Performance Period.

6.    LIMITATION ON RIGHT TO PAYMENT OF AWARD
      (a) No Participant shall have any right to receive payment of any Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the end of the Performance Period. However, in the event that, prior to the end of the Performance Period, a Participant's employment with the Company or any of its affiliates is terminated due to the Participant's death, Disability or Retirement, the Participant (or the Participant's beneficiary) shall remain eligible to receive a portion of the Award, on the Award Payment Date, based on the amount of time the Participant was employed during this Performance Period. Notwithstanding the preceding two sentences, the Committee may approve payment of an Award to a Participant whose employment terminates prior to the Award Payment Date for reasons other than death, Disability or Retirement.

      (b) Furthermore, no Participant shall have any right to receive payment of an Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the Award Payment Date, the Participant either (i) engaged directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or its affiliates is engaged, and, in the opinion of the Committee, such entity or person has engaged in competition with the Company or any of its affiliates or
            (ii) at any time divulged to any person or entity other than the Company or any of its affiliates, any of the trade secrets, methods, processes or the proprietary or confidential information of the Company or any of its affiliates. For the purpose of this paragraph, a Participant shall not be deemed a stockholder of a competing entity if the Participant's record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Securities Exchange Act of 1934, as amended.

7.    DEFERRAL OF PAYMENT OF AWARDS
      Notwithstanding the provisions of Section 5 hereof, and at the discretion of the Committee, a Participant may, subject to such terms and conditions as the Committee may determine, elect to defer payment of all or part of any Award which the Participant might earn with respect to a Performance Period (together with interest thereon from the Award Payment Date at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may prescribe.

8.    DESIGNATION OF BENEFICIARY
      A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of any the Plan shall be paid to the Award, Awards payable under beneficiary dies after receiving any Participant's estate. If the payment of an Award, any amounts remaining to be paid shall be paid to the beneficiary's estate.

9.    CORPORATE CHANGE
      In the event of a corporate change (e.g. an extraordinary dividend, a merger or other reorganization, or a sale or lease of substantially all the assets of the Company) which substantially affects the determination of the Company's performance, the Committee may, if it determines such action is in the best interest of the Company and obtains prior approval of the Board of Directors, equitably adjust the Awards to be made under the Plan, subject to the limits set forth in Section 4 and any other restrictions imposed by the Code.

10.   AMENDMENTS
      The Committee may at any time amend this Plan, provided that no such amendment that would require the vote of the stockholders of the Company pursuant to Section 162(m) of the Code or Section 16 of the Exchange Act shall be effective without such consent. No such amendment which adversely affects a Participant's rights to or interest in an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

11.   TERMINATION
      (a) The Board of Directors may terminate this Plan at any time, and in the case of such termination, the following provisions of this Section 11 shall apply notwithstanding any other provisions of the Plan to the contrary.

      (b) Each Award payable under Section 5 shall be paid as soon as practicable, but in no event later than 30 days after the termination date of the Plan.

      (c) Payment of deferred amounts plus any earnings may be accelerated with respect to any affected Participant in the discretion of the Board of Directors and paid as soon as practicable, but in no event shall the termination of the Plan adversely affect the rights of any Participant to deferred amounts plus any earnings thereon previously awarded such Participant.

12.   MISCELLANEOUS PROVISIONS
      (a) This Plan is not a contract between the Company and its Executives. No Executive or other person shall have any claim or right to be granted an Award under this Plan until such Award is actually granted. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Executive any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to Executives under any other plan, agreement or arrangement.

      (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 hereof, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the Plan to pay Awards with respect to the Participant.





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
      (c) The Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure payment of Awards.

      (d) The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld. If the Committee so determines, a Participant may elect, subject to any restrictions which may be imposed by the Committee or by applicable law, that any such deduction, with respect to Awards paid in stock or other non-cash consideration, shall be made by withholding a portion of such stock or other consideration.

      (e) All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New York.

      (f) If any provision of this Plan would cause Awards not to constitute "qualified performance-based compensation" under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, this Plan, but the other provisions hereof shall remain in full force and effect.

      (g) No member of the Board of Directors of the Company or an affiliate or the Committee, and no officer, employee or agent of the Company or a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

13.   EFFECTIVE DATE
      The Plan shall be effective for the Performance Period beginning on January 1, 1994, subject to approval by the stockholders of the Company in accordance with Section 162(m) of the Code.





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